Exhibit 10.02
COMPANY AGREEMENT

OF

APCLARK, LLC

(aDelaware limited liability company)

NOTICE OF COMPLIANCE WITH REGULATION D OF THE SECURITIES ACT OF 1933:

THE OWNERSHIP INTERESTS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR DISPOSED OF AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.  THE OWNERSHIP INTERESTS THAT ARE THE SUBJECT OF THIS AGREEMENT ARE SUBJECT TO RESTRICTIONS ON THE SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION AS SET FORTH IN THIS AGREEMENT.

COMPANY AGREEMENT	(Page 1 of 48)	APCLARK, LLC

COMPANY AGREEMENT	(Page 2 of 52)	APCLARK, LLC

COMPANY AGREEMENT
OF
APCLARK, LLC

THIS COMPANY AGREEMENT (this "Agreement") of APCLARK, LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act, hereinafter called the "Company", is entered into by and among the Persons designated hereunder as the initial members of the Company, such individuals being hereinafter collectively called the "Members" and individually a "Member."  This Agreement shall be effective from and after July 20th, 2012 (the “Effective Date”).

ARTICLE 1 -  DEFINITIONS

1.1 Definitions.The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

1.1.1 "Act" means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

1.1.2 "Adjusted Capital Account" has the meaning ascribed to such term on Exhibit B attached hereto.

1.1.3 "Affiliate" means (a) with respect to the Company, (i) any Person directly or indirectly controlled by, controlling, or under common control with the Company, or (ii) any Member, Director, Officer or other representative of the Company, and (b) with respect to any Director, Officer, or Member, (i) any Person directly or indirectly controlled by, controlling, or under common control with such Director, Officer, or Member, (ii) any member, shareholder, office, director, trustee, or partner of a Director, Officer, or Member, or (iii) any person related to any degree by blood or marriage to a Director, Officer, or Member, as applicable.

1.1.4 "Capital Account" means, for each Member, the account established pursuant to Section 8.5 hereof and maintained in accordance with the provisions of this Agreement.

1.1.5 "Capital Contribution" means any contribution to the capital of the Company in cash or property by a Member whenever made.

1.1.6 "Certificate of Formation" means the Certificate of Formation of the Company filed with the Secretary of State, as amended or restated from time to time.

1.1.7 “Class A Member” means any person or entity holding Class A Membership Units.

1.1.8 “Class B Member” means any person or entity hold Class B Non-Voting Convertible Preferred Membership Units

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1.1.9 "Class Majority in Interest" means a combination of Members who, in the aggregate, control more than fifty percent (50%) of all of the votes associated with a particular class of Membership Units.

1.1.10 "Company CPA" means the certified public accountant or CPA firm that generally prepares the Company's tax returns, books and records.

1.1.11 "Code" means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

1.1.12 “Contribution Agreement” means that certain Contribution Agreement of even date herewith between the Company and the initial Members with regard to Capital Contributions to the Company.

1.1.13 "Control Transfer" means any Transfer of any outstanding LLC membership interests, corporate stock, or other equity interests, as applicable, or a change of trustee or alteration of the powers of the trustee of a trust, if (i) such Transfer, change or alteration (or series thereof) will or could result in a change in the identities of the persons or entities who have the right to control the affairs of a Member that is a business entity or a trust, and (ii) the persons or entities acquiring control of the Member are not Permitted Transferees with respect to such Member.

1.1.14 "Distributable Cash" means, with respect to the Company for a period of time, all funds of the Company, from any source, on hand or in bank accounts of the Company as are designated for distribution to the Members in accordance with this Agreement.

1.1.15 "Fiscal Year" means the calendar year; provided that the first Fiscal Year of the Company shall commence on the effective date of the Certificate of Formation and shall continue through December of such year.

1.1.16 "Income" means, for each Fiscal Year or other period, each item of income and gain as determined, recognized and classified for federal income tax purposes, provided that any income or gain that is exempt from federal income tax shall be included as if it was an item of taxable income.

1.1.17 "Initial Capital Contribution" means the initial Capital Contribution made by a Member pursuant to Section 8.1.1 of this Agreement.

1.1.18 "Loss" means, for each Fiscal Year or other period, each item of loss or deduction as determined, recognized and classified for federal income tax purposes, increased by (i) expenditures described in Section 705(a)(2)(B) of the Code; (ii) expenditures contemplated by Section 709 of the Code (except for amounts with respect to which an election is properly made under Section 709(b) of the Code); and (iii) losses incurred in connection with the sale or exchange of Company property that are disallowed to the Company under Section 267(a)(1) or Section 707(b) of the Code.

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1.1.19 "Majority in Interest" means a combination of Members who, in the aggregate, control more than fifty percent (50%) of the votes associated with the Membership Units of all voting classes owned by all Members.

1.1.20 "Member" means each Person designated as a member of the Company on Exhibit A hereto, or any additional member admitted as a member of the Company in accordance with Section 3.2 or Section 11.1. "Members" refers to any two or more such Persons.  A Person shall cease to be a Member at such time as he no longer owns any Membership Unit of the Company, or as otherwise provided under Article 11.

1.1.21 "Membership Unit" means all of a Member's rights in the Company.  Each Member's rights in the Company, including, without limitation, the Member's share of the profits and losses of the Company, the right to receive distributions of the Company's assets, any right to vote, and any right to participate in the management of the Company as provided in the Act and this Agreement, shall be determined and allocated in proportion to the Member's ownership of outstanding Membership Units.  Initially, the Membership Units shall be divided into Class A Membership Units, Class B Non-Voting Convertible Preferred Membership Units, and Class C Non-Voting Net Profit Membership Units as further defined and provided for in Sections 3.1 and 8.1 and in the Membership Unit Class Addenda attached to this Agreement.  With respect to each such class of Membership Units, the rights in the Company allocated to such class shall be determined in proportion to the Member's ownership of outstanding Membership Units of such class.  The Board of Directors may establish additional classes of Membership Units that have differing characteristics.  The Company shall create, and attach to this Agreement, additional Membership Unit Class Addenda setting forth the rights and obligations associated with any new class of Membership Units established by the Board of Directors.

1.1.22 "Membership Unit Class Addenda" refers to addenda to this Agreement created by the Company to set forth the rights and obligations associated with any new class of Membership Units established by the Board of Directors, each of which shall be referenced as a "Membership Unit Class Addendum" attached hereto as Exhibit “A” with regard to Class A Members, Exhibit “B” with to Class B Members and Exhibit “C” with regard to Class C Members.

1.1.23 "Net Income" and "Net Loss" means, for each Fiscal Year or other relevant period, (i) the excess of the Income for such period over the Loss for such period, or (ii) the excess of the Loss for such period over the Income for such period, respectively; provided, however, that Net Income and Net Loss for a Fiscal Year or other relevant period shall be computed by excluding from such computation any Income specially allocated under Section 9.1.

1.1.24 "Notice Date", for purposes of Article 11, means the later of (i) the date upon which all Members have actual notice of the occurrence of a Triggering Event or (ii) a date 30 days after the occurrence of a Triggering Event.

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1.1.25 "Permitted Transferee", with respect to any Member, means (i) a Person who, at the time of a Transfer of a Membership Unit to such Person, is already an owner of a Membership Unit and a Member of the Company who is not then in default under any provision of this Agreement; (ii) if the Member is a natural Person, a trust for the benefit of such Person, (iii) if the Member is a natural Person, the spouse or lineal ancestors or descendants, by birth or adoption, of such Person, or a trust for the benefit of any of the foregoing; or (iv) a Person controlled by any combination of Persons or entities described in (i), (ii), or (iii).  For purposes of this definition, "Permitted Transferee" does not include any Person to whom a Membership Unit is transferred involuntarily, directly or through a Control Transfer, including in connection with a divorce, a separation agreement, or court ordered equitable distribution of marital property.

1.1.26 "Person" means an individual, a trust, an estate, or a domestic or foreign corporation, professional corporation, partnership, limited partnership, limited liability company, unincorporated association, or other entity.

1.1.27 "Preferred Return" means a portion of certain distributions of Distributable Cash to be paid with respect to Membership Units pursuant to Section 10.1.  Preferred Return shall be calculated as if it were simple interest accruing on Unrecovered Capital at a rate of twelve percent (12%) per annum.  Preferred Return shall begin accruing on the date of the Capital Contribution with respect to which the Preferred Return is due.  The Company may use any reasonable convention for the calculation of Preferred Return, and such determination shall be conclusive and binding on all Members.  The convention so chosen shall be consistently applied to all Members.  The Preferred Return is payable quarterly in arrears.

1.1.28 "Regulatory Allocations" means the regulatory allocations set forth on Exhibit B attached hereto.

1.1.29 "Secretary of State" means the Secretary of State of the State of Delaware.

1.1.30 "Subsidiary" means any business entity in which the Company owns an interest that entitles the Company to control the operations or major business decisions of such entity, whether directly or through the election of directors, managers, or other representatives.

1.1.31 "Transfer" means any sale, assignment, conveyance, gift, pledge, hypothecation, exchange, or other disposition or encumbrance of the interest at issue.

1.1.32 "Treasury Regulations" means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.1.33 "Unrecovered Capital", as of any date, means with respect to any Membership Unit, an amount equal to the excess as of such date, if any, of the aggregate Capital Contributions made with respect to such Membership Unit over the aggregate distributions with respect to such Membership Unit designated as a return of Unrecovered Capital under this Agreement.

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1.1.34 The following additional terms are defined in the indicated Sections of this Agreement:
Acceptance Notice	11.4.2
Board; Board of Directors	4.1
Class A Membership Units	8.1
Class B Non-Voting Convertible Preferred Membership Units	8.1.2
Class C Non-Voting Net Profit Membership Units	8.1.3
Director; Directors	4.1
Disinterested Directors	4.4.1
Electronic Delivery	13.12
Exercise Period	8.7
Grossed-Up Total	10.3.2
Guaranteed Indebtedness	6.7
Guarantying Member	6.7
Guarantying Person	6.7
Indemnified Losses	6.7
Indemnified Person	6.3
Involuntary Transfer	11.3.2
Manager	4.1
Net Book Value Amount	11.4.3.1
Note	11.4.3.2
Notice Date	11.4
Officer; Officers	4.1
Organizer	2.1
Preemptive Right Notice	8.7
Qualified Member	8.7
Qualified Purchasers	11.4.2
Safe Harbor Election	9.7
Sale Terms	11.3.3
Tax Liability Distributions	10.3.1
Tax Matters Member	9.3.4
Tax Rate	10.3.1
Transferee	11.3.2
Transferee Spouse	11.3.2
Transferor	11.4
Triggering Event	11.3
Ultimate Rules	9.7

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ARTICLE 2 - FORMATION OF THE COMPANY

2.1 Formation.  The Company was formed upon the filing with the Secretary of State of the Certificate of Formation of the Company.  In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the rights and obligations of the Members and the administration and termination of the Company shall be governed by this Agreement, the Certificate of Formation and the Act; provided, however, that to the extent this Agreement is in conflict with the default provisions of the Act, this Agreement, to the extent permitted by the Act, shall control. The organizer of the Company formed the Company under Delaware law by filing the Certificate of Formation on behalf of the Members, and has identified the Members initially executing this Agreement as the initial members of the Company in accordance with the Act.

2.2 Name.  The name of the Company may be changed from time to time by amendment of the Certificate of Formation.  The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

2.3 Registered Office and Registered Agent.  The Company's registered office and registered agent shall be as set forth in the Certificate of Formation or as otherwise provided in the most current annual report filed with the Secretary of State.  The Company may change its registered agent or registered office as the Directors may from time to time deem necessary or advisable.

2.4 Principal Place of Business.  The principal place of business of the Company shall be 800 Bering, Suite 250, Houston, Texas 77057.  The Company may locate its place(s) of business at any other place or places as the Directors may from time to time deem necessary or advisable.

2.5 Term.  Except as otherwise provided in the Company’s Certificate of Formation, the duration of the Company shall be perpetual, unless the Company is earlier dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

2.6 Purposes.  The business and purpose of the Company is to engage in and fund oil and gas development and operations on land, leases, and other interests in Borden County, Texas in the field known as the “ApClark Field.”  The Company may also, in the discretion of the Directors, and subject additionally to the requirement for written approval from a Class Majority-in-Interest of the Class B Members, if any, engage in any other business or activity permitted by Delaware law.

2.7 Powers.  The Company shall have and exercise any and all powers necessary, incidental, or desirable to accomplish the foregoing purposes and business, to the extent the same may be legally exercised by limited liability companies under the Act.  The Company shall carry out its business and exercise its powers pursuant to the arrangements set forth in the Certificate of Formation and this Agreement.

ARTICLE 3 - MEMBERS AND MEMBERSHIP UNITS

3.1 Names and Addresses of Members.  The names and addresses of the Members initially owning Class A Membership Units and Class B Non-Voting Convertible Preferred Membership Unitsare set forth in Exhibit D, attached hereto and made a part hereof.  Such Exhibit Dshall be amended by the Company from time to time as of the effective date of any transfer or subsequent issuance of Membership Units permitted by this Agreement, or as the Members’ Membership Units may otherwise be converted pursuant to this Agreement.

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3.2 Admission of Members.

3.2.1 In the case of a Person acquiring a Membership Unit directly from the Company, the Person shall become a Member with respect to such Membership Unit only upon compliance with the following requirements:

3.2.1.1 The Directors, subject additionally to the requirement for written approval from a Class Majority-in-Interest of the Class B Members, if any,approve the admission of such Person as a Member, pursuant to a writing setting forth the Capital Contribution required of such new Member, designating the class of such new Member’s Membership Unit and setting forth any terms or conditions of such new Member’s membership interests not already provided in this Agreement;

3.2.1.2 Executing and furnishing to the Company a Subscription Agreement, in a form satisfactory to the Directors and the Company's counsel, accepting and agreeing to be bound by all the terms and conditions of this Agreement;

3.2.1.3 Making of the Capital Contributions required of such Person as specified in Section 8.1 of this Agreement;

3.2.1.4 Payment of such reasonable expenses as the Company may incur in connection with the admission of such new Member; and

3.2.1.5 The written approval of any Member as provided for pursuant to this Agreement.

3.2.2 An assignee of a Membership Unit shall become a Member only upon compliance with the requirements of Section 11.1.

3.2.3 No Person may become a Member if such Person lacks capacity or is otherwise prohibited from being admitted by applicable law.

3.2.4 Upon admission of a new Member (under Section 3.2.1 or Section 3.2.2), the Officers shall create and thereafter maintain a document in a form similar to that of Exhibit A which shall set forth the name, address, Membership Unit type (Class A, Class B, or Class C), Capital Account and Membership Unit ownership of each Member.  The Officers shall file such document in the records of the Company.

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ARTICLE 4 - GOVERNANCE BY BOARD OF DIRECTORS

4.1 Board of Directors.The Company shall be governed by a board of directors (the "Directors", "Board of Directors", or "Board").  Each of the duly elected Directors (individually, a "Director") shall be, and hereby is, designated as a “Manager” of the Company within the meaning of the Act, and there shall be no Managers of the Company other than the Directors.  Except as expressly provided otherwise in this Agreement, the Directors shall act only through the Board of Directors and the Board shall have full and complete authority, power, and discretion to manage and control the business of the Company, and to make all decisions regarding the Company’s business.  The Board of Directors shall delegate all of its executive authority to implement the decisions of the Board and take action on behalf of the Company to the Company’s officers (the "Officers" and each, individually, an "Officer"), who are hereby empowered to perform any and all acts incident to the management of the Company’s business, to exercise any and all powers of the Company, and to execute the policies and decisions of the Board of Directors, in accordance with and subject to the limitations set forth in this Agreement, the Certificate of Formation, and the Act.  Accordingly, the Board of Directors and the Directors, in their capacity as such, have no authority to perform executive acts on behalf of the Company or to bind the Company to any obligation, and such powers are vested solely in the Officers, and the Directors shall not make any representation to the contrary to the public or to any third party.

4.2 Composition and Election of Board.  The Board of Directors shall consist of not less than one (1) nor more than nine (9) directors, the exact number of which shall be fixed from time to time by the Board.Initially, there shall be one Director, who shall be David DeMarco.  Each Director will be elected, removed, or replaced by vote of a Class Majority in Interest of the Class A Members, which may be taken, in accordance with Article 8, at a meeting of the Members or pursuant to a written consent to action signed by a number of Members constituting a Class Majority in Interest of the Class A Members.

4.3 Committees of the Board.The Board of Directors may establish one or more committees, each committee to consist of one or more of the Directors of the Company, and may delegate specific authorities of the Board to such committees, and may define the scope, purposes, and operational procedures of such committees.  One of the Directors on each such committee shall serve as its secretary, shall keep a reasonably detailed record of all deliberations of the committee, and shall preserve copies of documents examined and produced by the committee for a period of time consistent with the Company’s document retention policies generally.

4.4 Approval of Specific Transactions and Company Actions.

4.4.1 Affiliate Transactions.  The Company will have no authority to enter into any transaction with an Affiliate of the Company, or with any Person that is an Affiliate of an Officer, Director, or Member, until the Board of Directors has given its prior approval of the transaction and subject additionally to the requirement for written approval from a Class Majority-in-Interest of the Class B Members, if any.  In each such case, the Board shall form an ad hoc committee made up of all Directors who do not have an interest in the proposed transaction ("Disinterested Directors") to review the transaction.  The Disinterested Directors may authorize, or deny authorization, of the proposed transaction by simple majority vote. Notwithstanding the foregoing, if the Officers determine in good faith that a proposed transaction with an Affiliate is on terms that are no less favorable than those that could be obtained in an arms-length negotiated transaction with a non-Affiliate, the Officers may cause the Company to enter into such transaction without necessity of review and approval by Disinterested Directors.

4.4.2 Personal Use. No Director or Officer of the Company shall use any property of the Company to gain any personal benefit without the consent of an ad hoc committee of all Disinterested Directors; provided, however, that the Board may allow personal use of Company property as part of a duly authorized compensation package.

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4.4.3 Approval of Annual Budget. The Officers will prepare a proposed budget for the upcoming Fiscal Year no later than thirty (30) days prior to each Fiscal Year-end.  The Board of Directors may modify the budget as needed in consultation with the Officers, and shall approve it by majority vote by the Fiscal Year-end, subject additionally to the requirement for written approval from a Class Majority-in-Interest of the Class B Members, if any.  If the Board of Directors is unable to approve a budget, the previous year’s budget will remain in place with increases to all line items in accordance with the rate of inflation as measured by the Consumer Price Index promulgated by the U.S. government, provided, however, that in the event that the Consumer Price Index declines, the prior year’s budget will remain in place and unchanged.

4.5 Meetings of the Board of Directors.  The Board of Directors shall hold a regular meeting at least annually on a date designated by the Chief Executive Officer.  Any Director may also call a special meeting of the Board of Directors by written notice to the Chief Executive Officer and any other Director at least forty-eight (48) hours prior to such special meeting. Unless unanimously agreed by the Board, all Board meetings shall be held in the state of Texas.  Notice of Board meetings shall be sent to all Directors by the Chief Executive Officer at least forty-eight (48) hours prior to such meeting, and may be sent by facsimile or electronic mail.  All notices of Board of Directors meetings shall contain the time and place of such meetings.  Notices of special meetings must contain a reasonably complete description of the matters to be considered at such special meeting, and business conducted at such special meeting shall be limited to such matters.  Notices of regular meetings are not required to include a description of matters to be considered, nor is business conducted at such regular meetings restricted.  Failure to comply with the notice provisions of this Section shall not invalidate action taken at such a meeting unless a Director not present at such meeting objects to such action on the grounds of lack of notice within ten (10) days of receiving actual notice that such action was taken.  The actual presence of a Director at a meeting constitutes a waiver by such Director of proper notice of such meeting.  Subject to the advanced written approval of a Class Majority-in-Interest of the Class B Members, if any, the reasonable out-of-pocket expenses of Directors associated with attending meetings or business related to the Company may be borne by the Company, and, unless otherwise approved by the Board of Directors, all Directors will be treated identically with regard to compensation and expense reimbursement related to their service as Directors, it being expressly understood that all compensation and expenses related to the Board of Directors shall be the sole and exclusive obligation of the Class A Member.

4.6 Quorum; Manner of Acting.  If a majority of the Directors, rounded up to the nearest whole number, are present at a meeting, a quorum is present.  Any approval, consent, determination, or other action required or permitted to be taken by the Board of Directors pursuant to the Act, the Certificate of Formation, or this Agreement is effective if a simple majority of the Directors present at a meeting at which a quorum is present vote in the affirmative as to such action, unless this Agreement requires such action to be taken by a larger portion of the Directors or by a smaller subset of the Directors (such as Disinterested Directors).  The Directors shall use reasonable efforts to be present at all meetings of the Board of Directors, and shall not unreasonably or in bad faith refuse to be present at a meeting.

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4.7 Action by the Board of Directors Without a Meeting.  Subject to the requirement for written approval from a Class Majority-in-Interest of the Class B Members, if any, all actions of the Board of Directors provided for herein may be taken by written consent without a meeting.  Any such action which may be taken without a meeting shall be effective only if the consents are in writing, set forth the action so taken, are sent to all Directors entitled to vote on the matter in question, and are signed by all Directors then holding office.

4.8 Participation by Remote Communications.  The Board of Directors may hold a meeting by means of a conference telephone or similar communications equipment through which all participating Directors can hear and be heard, and such participation shall constitute attendance and presence in person at such meeting.  In addition, each Director shall be entitled to attend each meeting of the Board of Directors by means of a conference telephone or similar communications equipment through which such Director can hear and be heard, and such participation shall constitute attendance and presence in person at such meeting.

ARTICLE 5 - OFFICERS

5.1 Officers.  The officers of the Company shall be a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, a Secretary and a Treasurer. The Board may also elect one or more Assistant Secretaries and Assistant Treasurers. A person may hold more than one office providing the duties thereof can be consistently performed by the same person.  The Officers are not managers of the Company under the Act, but are entitled to exercise the executive powers of the Board of Directors by virtue of the power delegated to them under Section 4.1 above.  The Officers are not authorized to take, or cause the Company to take, any actions requiring special approval under this Agreement in the absence of such approval.  It is expressly understood that all compensation and expenses of Officers shall be the sole and exclusive obligation of the Class A Member and any reimbursement or payment by Company of the same requires the advanced written approval from a Class Majority-in-Interest of the Class B Members, if any.The Officers of the Company have the following authority and responsibilities:

5.1.1 Chief Executive Officer.  The Board may appoint a "Chief Executive Officer".  The Chief Executive Officer is the principal executive officer of the Company and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Company.  He shall take action on behalf of the Company with respect to all its rights in and to its Subsidiaries and other assets, including casting all votes to which the Company is entitled by nature of its ownership of equity or debt securities.  He shall sign any deeds, mortgages, bonds, contracts, or other instruments authorized under this Agreement generally or by the Board of Directors specifically, and in general he shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.  The initial Chief Executive Officer is David DeMarco.

5.1.2 Chief Financial Officer.  The Board may appoint a "Chief Financial Officer".  The Chief Financial Officer shall perform all the powers and duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Company and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine. The Chief Financial Officer shall report directly to the Chief Executive Officer or, in the absence of a Chief Executive Officer, to the Board.   The initial Chief Financial Officer is Donald Giannattasio.

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5.1.3 Vice-Presidents.  The Board may appoint one or more "Vice-Presidents".  In the absence of the Chief Executive Officer or in the event of his death, inability or refusal to act, the Vice-Presidents in the order of their length of service as such, unless otherwise determined by the Board of Directors, shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.  The Chief Executive Officer, in the exercise of his authority under Section 5.1.1, shall determine the authority and responsibilities of each Vice President, and may delegate authority and responsibility granted to the Chief Executive Officer under Section 5.1.1 to such Vice Presidents in the exercise of his reasonable business judgment.  The Vice Presidents shall in general perform all duties incident to such delegation of authority and responsibility and such other duties as from time to time may be prescribed by the Chief Executive Officer or by the Board of Directors.

5.1.4 Secretary.  The Board may appoint a "Secretary".  The Secretary shall: (a) keep the minutes of the meetings of the Members and the Board of Directors, and of all committees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with this Agreement or as required by law; (c) maintain and authenticate the records of the Company; (d) maintain and have general charge of the books of the Company; (e) attest the signature or certify the incumbency or signature of any Officer of the Company; and (f) in general perform all duties incident to the office of secretary and such other duties as from time to time may be prescribed by the Chief Executive Officer or by the Board of Directors. The initial Secretary is David DeMarco.

5.1.5 Assistant Secretary.  The Board may appoint one or more "Assistant Secretaries".  In the absence of the Secretary or in the event of his death, inability or refusal to act, the Assistant Secretaries in the order of their length of service as such, unless otherwise determined by the Board of Directors, shall perform the duties of the Secretary, and when so acting shall have all the powers of and be subject to all the restrictions upon the Secretary.  They shall perform such other duties as may be prescribed by the Secretary, by the Chief Executive Officer, or by the Board of Directors.

5.1.6 Treasurer.  The Board may appoint a "Treasurer".  The Treasurer shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.  In addition, the Treasurer shall (a) maintain appropriate accounting records as required by law; (b) prepare, or cause to be prepared, annual financial statements and other reports required by this Agreement or the Board of Directors; and (c) in general perform all of the duties incident to the office of treasurer and such other duties as from time to time may be prescribed by the Board of Directors.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, or by the Chief Executive Officer with respect to expenditures within the Chief Executive Officer’s authority, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Directors, when this Agreement generally or the Board of Directors specifically require, an account of all transactions as Treasurer and of the financial condition of the Company.  The initial Treasurer is Donald Giannattasio.

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5.1.7 Assistant Treasurers.  The Board may appoint one or more "Assistant Treasurers".  In the absence of the Treasurer or in the event of his death, inability or refusal to act, the Assistant Treasurers in the order of their length of service as such, unless otherwise determined by the Board of Directors, shall perform the duties of the Treasurer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Treasurer.  They shall perform such other duties as may be prescribed by the Treasurer or by the Board of Directors.

5.2 Other Officers.  The Board of Directors may establish such other Officers as it determines, from time to time, to be necessary or convenient to the Company’s operations, and may modify the authority and duties of the Officers, by written resolution.  Such written resolutions shall be appended to this Agreement and to the extent so appended are hereby incorporated herein by reference.

5.3 Election of Officers. The Board of Directors may appoint, remove, and replace Persons as Officers of the Company, and may leave offices vacant.  The initial officer positions of the Company shall be filled by Blacksands Petroleum, Inc., and no compensation of any kind or nature shall be received by Blacksands Petroleum, Inc., or the officers appointed by the same, for their service in said capacity.

ARTICLE 6 - FIDUCIARY DUTIES; LIMITATION OF LIABILITY; INDEMNITY

6.1 Fiduciary Duties of Directors and Officers.  Each of the Officers and Directors of the Company owe to the Company and its Members only the fiduciary duties set forth in the Act and pursuant to Delaware law, and no other fiduciary duties shall be implied or asserted with respect to the Officers and Directors.  No violation of the duties set forth in the Act will be deemed or construed to occur solely because the action in question furthers the Director’s or Officer’s own interests.  The Directors and Officers are entitled to rely on Company employees and professional advisors.  During all time periods when serving as an Officer or Director, a Person shall account to the Company and hold as trustee any property or profit (a) derived from the Company by intentional unlawful misconduct, or (b) derived from the personal use of Company property in violation of Section 4.4.2; otherwise, an Officer or Director may engage, directly or indirectly, in activities that are competitive with the Company’s business or that would constitute business opportunities of the Company unless such engagement is in conflict with separate contracts between the Company and such Director or Officer.

6.2 Limitation of Liability. Except as otherwise provided in this Agreement, no Director, Officer or Member of the Company shall be liable to the Company or its Members for monetary damages for an act or omission in such Person’s capacity as a Director, Officer or Member, except for (i) acts or omissions which such Person knew, at the time of the acts or omissions, were clearly in conflict with the interests of the Company, (ii) any transaction from which such Person derived an improper personal benefit, (iii) acts or omissions occurring prior to the date this provision becomes effective, or (iv) breach of this Agreement or of any contract between the Company and such Person.  In addition, the Disinterested Directors, by majority vote, may waive any such claim against a Director, Officer, or Member.  Any amendment of this Agreement or of the Act subsequent to the date hereof which deletes or modifies the indemnity provided by this Section shall not adversely affect the rights existing at the time of such deletion or modification.

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6.3 Indemnification.  The Company hereby agrees to indemnify and hold harmless any Person (each an "Indemnified Person") to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or is or was serving as a Director or Officer of the Company or is or was serving at the request of the Company as a manager, officer, director or member of another partnership, corporation, joint venture, limited liability company, trust or other enterprise; provided, however, that (unless the Board of Directors otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of law, actions in bad faith or not done with the reasonable belief that such actions were in the best interests of the Company, or for any losses incurred by the Company.  Expenses, including attorney fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

6.4 Notice.  Any indemnification of or advance of expenses to an Indemnified Person in accordance with Section 6.3 above shall be reported periodically in writing to the Members, but in any case, within the twelve (12) month period immediately following the date of the indemnification or advance.

6.5 No Personal Liability.  Notwithstanding anything contained herein to the contrary (including in this Article 6), any indemnity by the Company relating to the matters covered in this Article 6 shall be provided out of and to the extent of Company assets only and no Member shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof).

6.6 Other Rights and Obligations.  The indemnification provided by this Agreement shall: (i) not be prejudicial to any other rights to which a Person seeking indemnification may be entitled under any statute, agreement, vote of Members or otherwise, both as to action in official capacities and as to action in another capacity while holding such office; (ii) continue as to a Person who ceases to be a Member, Director, or Officer; (iii) inure to the benefit of the estate, heirs, executors, administrators or other successors of an indemnitee; and (iv) not be deemed to create any rights for the benefit of any other Person.  If this Article 6 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Article 6 to the fullest extent permitted by any applicable portion of this Article 6 that shall not have been invalidated and to the fullest extent permitted by applicable law.

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6.7 Members' Mutual Indemnity.It is contemplated that, for the benefit and furtherance of the business of the Company, all or some of the Members (a "Guarantying Member"), their shareholders, owners, members, partners, officers, directors, managers or employees, or other persons (any such person or persons hereinafter referred to as a "Guarantying Person") may execute guaranties from time to time of indebtedness or other obligations ("GuaranteedIndebtedness") of the Company, and that Guarantying Members or Guarantying Persons may execute indemnification agreements in favor of certain third parties pursuant to which such Guarantying Members or Guarantying Persons will agree to personally indemnify such third parties for certain losses which may arise resulting from obligations of the Company to such third parties ("Indemnified Losses").  With respect to such Guarantying Members, Guarantying Persons, Guaranteed Indebtedness, and Indemnified Losses, the Members agree as follows:

6.7.1 If any Guarantying Person or Guarantying Member incurs a personal liability or loss as a result of any such Guaranteed Indebtedness or Indemnified Loss, then the Company shall reimburse, indemnify, and hold harmless such Guarantying Member or Guarantying Person for, from and against such personal liability or loss.

6.7.2 Each Guarantying Member shall share liability for the Guaranteed Indebtedness and Indemnified Losses in accordance with such Guarantying Member's proportional respective Membership Units as they exist as of the date of this Agreement, and each Guarantying Member shall reimburse, indemnify, and hold harmless each of the other Guarantying Members and any Guarantying Person who incurs such a personal liability or loss to the extent necessary to ensure that the payments of each Guarantying Member under the respective Guaranteed Indebtedness or Indemnified Losses are equal to a percentage of the total amount of each Guaranteed Indebtedness or Indemnified Loss equal to the proportion each Guarantying Member’s Membership Units bears to the total outstanding Membership Units of all Guarantying Members as they exist as of the date of this Agreement.

6.7.3 No Guarantying Member shall be obligated to make any payments pursuant to this Section 6.7 unless such Guarantying Member has given his or her prior written consent to, or subsequent written approval of, the guaranty or indemnification of such Indemnified Loss or Guaranteed Indebtedness by the person seeking indemnification hereunder, provided that all Guarantying Members who have guaranteed any particular Indemnified Loss or Guaranteed Indebtedness shall be deemed to have given their consent to the guaranty or indemnification of such particular Indemnified Loss or Guaranteed Indebtedness by all other Members.

ARTICLE 7 - MEMBERS’ RIGHTS AND OBLIGATIONS; MEETINGS OF MEMBERS

7.1 Nature of Members’ Units.  The Membership Units in the Company are personal property for all purposes.  Legal title to all Company assets shall be held in the name of the Company.  Neither any Member nor a successor, representative, or assign of such Member shall have any right, title, or interest in or to any Company property or the right to partition any real property owned by the Company, except as otherwise agreed.  Membership Units may be evidenced by a Certificate of Membership Unit issued by the Company, in such form as the Board of Directors may determine.

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7.2 Members’ Rights.  A Member shall not be entitled to participate in the day-to-day affairs and management of the Company, but instead, the Members’ right to vote or otherwise participate with respect to matters relating to the Company shall be limited to those matters as to which the express terms of the Act (as limited or modified by this Agreement in accordance with the Act), the Certificate of Formation, or this Agreement vest in the Member the right to so vote or otherwise participate.  In accordance with the foregoing, the Directors and Officers are authorized to take any and all actions in the name of and on behalf of the Company in accordance with this Agreement, unless such actions are listed in this Section 7.2.

7.2.1 General Voting Rights.  Subject additionally to the requirement for approval from a Class Majority-in-Interest of the Class B Members, if any, the Company may not take any of the following actions without the affirmative vote or approval of a Majority in Interest:

7.2.1.1 The merger of the Company;

7.2.1.2 The voluntary liquidation, dissolution or winding up of the Company (or any Subsidiary) or its (or any Subsidiary’s) business;

7.2.1.3 Any public offering of any securities of the Company or any subsidiary;

7.2.1.4 The sale of all or substantially all of the Assets; or

7.2.1.5 Except for Permitted Encumbrances (as defined in the Contribution Agreement, incurrence of any debt, lien, encumbrance or otherwise which would have a superior right or interest to the Preferred Return of the Class B Non-Voting Convertible Preferred Membership Units.

7.2.1.6 Issuance of any additional Membership Units, or granting of any additional rights with respect to any existing debt or equity holders in Company, which creates, or has the potential to create, any superior or paripasu position in the Company to that of the Class B Member.

7.2.2 Class Voting.A class of Membership Units may have approval and/or voting rights that are different than or in addition to those set forth in this Section 7.2.  In the event that the Board of Directors authorizes a class of Membership Units with such differing voting rights and/or approval rights, the terms of such voting rights and/or approval rights shall be set forth in the applicable Membership Unit Class Addendum. Membership Unit Class Addenda may also set forth procedures and requirements for the voting and/or approval of Membership Units that are different from those described in this Article 7 for the voting of Membership Units generally, in which event the procedures and requirements set forth in the Membership Unit Class Addenda will control.

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7.3 Meetings of Members.  An annual meeting of all Members will be held at such time and date as shall be determined by the Board of Directors from time to time and stated in the notice of the meeting.  The purposes of the annual meeting need not be enumerated in the notice of such meeting.  Special meetings of the Members, for any purpose or purposes, may be called by the Board, and shall be called by the Board at the request of the Members holding a Majority of all the Membership Units.  Business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice.  All meetings of the Members will be at the principal office of the Company or at such other place within the continental United States as may be determined by the Board of Directors.

7.3.1 Notice of Meetings of Members.  Written notice stating the place, day, and hour of the meeting and, additionally in the case of special meetings, stating the principal place of business of the Company as the location and the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than sixty (60) days before the date of the meeting, whether personally, by mail, or by electronic mail, by or at the direction of the Board of Directors, to each Member of record.

7.3.2 Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or transmitted or the date on which such distribution is declared, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.3.3 Quorum, Manner of Acting.  At any meeting of the Members, a quorum is present (i) with respect to all Membership Units if Members owning at least a Majority in  Interest are present, and (ii) with respect to each class of Membership Units if Members owning at least a Class Majority in Interest are present (including in each case present by attendance of authorized officers or represented by valid proxies).  The affirmative vote of a Majority in Interest at a meeting at which a quorum is present shall be the vote of the Members, and shall be sufficient to approve or consent to any matter requiring the vote, approval or consent of the Members as a whole.  The affirmative vote of a Class Majority in Interest at a meeting at which a quorum is present shall be the vote of such class, and shall be sufficient to approve or consent to such matters as require the vote, approval or consent of such class.  Whenever the vote or consent of the Membership Units or any class thereof is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedures prescribed in Section 7.4 for written consents to action in lieu of actual meetings.  If a matter comes before a meeting of the Members that requires the vote, approval, or consent of (i) the Membership Units as a whole but not of any particular class, or (ii) some but not all classes of Membership Units, then a vote may be taken on such matter if a quorum of the Membership Units as a whole or of such class is present, and such action will be valid, notwithstanding that certain classes of Membership Units may not be represented or may not have a quorum present.

7.3.4 Conduct of Meetings.  All meetings of the Members shall be presided over by a chairperson of the meeting, who shall be an Officer, a Director, or a Member designated by the Board of Directors.  The chairperson of any meeting of the Members shall determine the order of business and the procedure at the meeting, including the regulation of the manner of voting and the conduct of discussion, and shall appoint a secretary of such meeting to take minutes thereof.

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7.3.5 Participation by Telephone or Similar Communications.  Members may participate and hold a meeting by means of conference telephone or similar communications equipment by means of which all participating Members can hear and be heard, and such participation shall constitute attendance and presence in person at such meeting.  In addition, each Member shall be entitled to attend each meeting of the Members by means of a conference telephone or similar communications equipment through which such Member can hear and be heard, and such participation shall constitute attendance and presence in person at such meeting.

7.3.6 Waiver of Notice.  When any notice of a meeting of the Members is required to be given, a waiver thereof in writing signed by a Member entitled to such notice, whether given before, at, or after the time of the meeting as stated in such notice, or actual attendance by the Member at such meeting, shall be equivalent to the proper giving of such notice.

7.4 Actions by Members Without a Meeting.  All actions of the Members or any class of Membership Units provided for herein may be taken by written consent without a meeting.  Any such action which may be taken without a meeting shall be effective only if the consents are in writing, set forth the action so taken, are sent to all Members entitled to vote on the matter in question, and are signed by a number of the Members sufficient to take the action at an actual meeting under the terms of this Agreement.

7.5 Proxies.  Members may give written proxies to other Members or to other individuals and the proxy holder shall be entitled to vote at such meeting if copies of such proxies are delivered to the Company prior to any meeting at which the proxy holder proposes to vote on any matter.  Members will be considered present at a meeting attended by their authorized proxy.

7.6 Market Standoff Agreement.  In connection with any initial public offering of the Company’s securities, each Member agrees, if so requested by the Company or any underwriter’s representative in connection with such initial public offering, to execute a market standoff agreement in which such Member shall agree not to sell or otherwise transfer any securities of the Company during a period of up to 180 days following the effective date of the registration statement relating to such initial public offering.

ARTICLE 8 - CONTRIBUTIONS TO CAPITAL AND CAPITAL ACCOUNTS; LOANS

8.1 Capital Contributions.

8.1.1 Upon execution of this Agreement, each Member owning a Class A Membership Unit agrees to contribute cash or other property to the Company in the amount set forth as the Initial Capital Contribution of such Member on Exhibit A attached hereto.  To the extent any Member owning a Class A Membership Unit contributes property other than cash, its value shall be as agreed upon by all of the Members, or if all of the Members do not agree on the value, such property shall be deemed to have no value and shall be returned to the contributing Member.

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8.1.2 Upon execution of this Agreement, each Member owning a Class B Non-Voting Convertible Preferred Membership Unit agrees to contribute cash or other property to the Company in the amount set forth as the Initial Capital Contribution of such Member on Exhibit A attached hereto.  To the extent any Member owning a Class B Non-Voting Convertible Preferred Membership Unit contributes property other than cash, its value shall be as agreed upon by all of the Members, or if all of the Members do not agree on the value, such property shall be deemed to have no value and shall be returned to the contributing Member.  Members owning Class B Non-Voting Convertible Preferred Membership Interests are entitled to receive Preferred Returns with respect to their Unrecovered Capital.

8.1.3 Certain Members may hereafter receive Class C Non-Voting Net Profit Membership Units.  Such Members have no initial Capital Account balance with respect to such Class C Non-Voting Net Profit Membership Units, and the Members intend that such Class C Non-Voting Net Profit Membership Units shall be a "profits interests".  Notwithstanding the forgoing, the Class C Non-Voting Net Profit Membership Units shall not be entitled to receive Net Profit distributions until such time as the Class A Membership Units have received cumulative distributions totaling THREE MILLION AND No/100 DOLLARS ($3,000,000.00), at which point the Class C Non-Voting Net Profit Membership Units shall receive the applicable percentage of Net Profits in accordance with the conversion terms described in the Class B Nonvoting Convertible Preferred Membership Unit Class Addendum.

8.1.4 Upon admission of a new Member pursuant to Section 3.2.1, such new Member shall contribute cash or property in the amount set forth in the consent required under Section 3.2.1.1.  To the extent such new Member contributes property other than cash, its value shall be as agreed upon by all of the Members, or if all of the Members do not agree on the value, such property shall be deemed to have no value and shall be returned to such new Member.  To the extent any new Member contributes services to the Company in exchange for such Member’s Membership Unit, the value of such services, if any, shall not be considered a Capital Contribution, and such Member shall be deemed to have made no Capital Contribution to the Company, unless otherwise agreed by the new and existing Members at the time of the admission of such new Member.

8.2 Additional Capital Contributions.If the Board of Directors determines that the Company requires additional capital to defray expenses of the Company or to pursue new investments or capital expenditures, the Board of Directors shall notify all Members of the amount of additional capital required, and one or more of the Members may, but shall have no obligation to, make additional Capital Contributions in such amounts as they may agree, or if they cannot agree, each contributing Member may make contributions up to an amount determined by multiplying the requested capital amount by a fraction, the numerator of which is the number of Membership Units owned by such contributing Member and the denominator of which is the aggregate number of Membership Units owned by all contributing Members.  If the existing Members do not agree to provide all of the requested additional capital, then the Board of Directors may raise such additional capital from other parties in any manner determined by the Board of Directors in its sole discretion, including the issuance of new Membership Units (and the creation and issuance of new classes of Membership Units) and admitting the Persons acquiring such new Membership Units as Members of the Company.  In conducting such an offering, the Board of Directors may cause this Agreement to be amended in any manner it deems necessary to implement the terms of such an offering, in its sole discretion, including, without limitation, creating new Membership Unit Class Addenda, altering the provisions of Section 4.2, and altering the rights of the Members and Membership Units to vote and receive distributions as set forth in this Agreement, provided that (i) such amendment does not alter the relative rights and obligations among the persons who are Members immediately before such amendment or among then-existing Membership Unit classes;  (ii) such amendment does not increase the obligation of any Member to contribute capital to the Company or create any personal liability or any Member, without in each case obtaining the consent of a Majority in Interest or a Class Majority in Interest of the affected Members or Membership Unit classes, as applicable, and (iii) the provisions of Section 8.7 shall be observed.

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8.3 Loans. Upon approval of the terms thereof by the Board of Directors, any Member may make a loan to the Company upon commercially reasonable terms. Loans by a Member to the Company shall not be considered Capital Contributions.

8.4 No Interest.  No Member shall be paid interest on any Capital Contribution to the Company.

8.5 Capital Accounts.

8.5.1 The Company shall maintain a separate Capital Account for each Member pursuant to the principles of this Section 8.5 and Treasury Regulation Section 1.704-1(b)(2)(iv).  The initial Capital Account of each initial Member shall be the Initial Capital Contribution of such initial Member under Section 8.1.1.  The initial Capital Account of each subsequently admitted Member shall be the Capital Contribution required of such subsequently admitted Member under Section 8.1.2.  Such initial Capital Account shall be increased by (i) the amount of the subsequent Capital Contributions of such Member to the Company, including those made under Section 8.2, and (ii) such Member's allocable share of Net Income pursuant to Section 9.1.  Such Capital Account shall be decreased by (i) the amount of cash or value of property (with such value as determined by agreement of all of the Members or, in the event the Members cannot agree, by an independent qualified appraiser selected by the Company and acceptable to the distributee Member or its representative) distributed to the Member by the Company pursuant to Section 10.2; and (ii) such Member's allocable share of Net Loss pursuant to Section 9.1.

8.5.2 The provisions of this Section 8.5 and other portions of this Agreement relating to the proper maintenance of Capital Accounts are designed to comply with the requirements of Treasury Regulation Section 1.704-1(b).  The Members intend that such provisions be interpreted and applied in a manner consistent with such Treasury Regulations.  The Board of Directors is authorized to modify the manner in which the Capital Accounts are maintained if the Board of Directors determines that such modification (i) is required or prudent to comply with the Treasury Regulations and (ii) is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company.

8.5.3 No Member shall have any obligation to restore a deficit balance in its Capital Account.

8.6 Withdrawal or Reduction of Members' Contributions to Capital.

8.6.1 No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement.  In the event of a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

8.6.2 No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Income, Net Losses or distributions, except as otherwise provided herein; provided, however, that this subsection shall not apply to loans (as distinguished from Capital Contributions) made by a Member to the Company in accordance with this Agreement.

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8.6.3 Except as otherwise expressly provided herein, no Member, simply by virtue of his or her status as a Member, shall be liable for the debts, liabilities or obligations of the Company beyond its respective Capital Contributions (provided, however, that the Members may have personal liability with respect to their own actions or inactions, including, but not limited to, personal liability arising out of personal guarantees of indebtedness of the Company to outside third parties).  Except as otherwise expressly provided herein, no Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

8.7 Preemptive Right.  If the Directors vote to sell or issue additional Membership Units or other equity securities (whether a newly created class of Membership Units or other equity securities or rights to acquire Membership Units or other equity securities) to any Person, the Company shall first extend to each Qualified Member (as defined below) the preemptive right to acquire a pro rata portion (based on each such Member’s then-outstanding proportionate ownership of Membership Units) of such Membership Units or other equity securities to be sold or issued.  The Company shall provide at least ten (10) days' prior written notice of the proposed sale or issuance to the Qualified Members describing in reasonable detail the Membership Units or other equity securities being so offered, the purchase price thereof (if any), the payment terms, and the Qualified Member’s pro rata portion of such Membership Units (the "Preemptive Right Notice").  No Member shall have any obligation to acquire such Membership Units or other equity securities.  All additional Membership Units or other equity securities sold or issued in any instance under this Section 8.7 shall be issued at the same purchase price (if any) and on the same terms as those offered, or to be offered, to such Person.  A "Qualified Member" means a Member that, at the time of such offering, (a) is qualified to be an investor under the investor qualification provisions of such offering (such as requirements that investors be "accredited investors" under Regulation D promulgated under the Securities Act of 1933, as amended), (b) is not in breach or default of any of such Members’ obligations under this Agreement, and (c) otherwise complies with the requirements of the offering.  A Qualified Member may exercise the preemptive right granted under this Subsection by giving notice to the Company of such Qualified Member’s exercise within ten (10) days (the "Exercise Period") after receipt of the Preemptive Right Notice.  For a period of ninety (90) days after the expiration of the Exercise Period, the Company will be free to issue any such Membership Units with respect to which the preemptive right hereunder was not duly exercised on terms and conditions substantially identical to the acquirer(s) as those offered to the Qualified Members pursuant to the Preemptive Right Notice.  If the Company fails to transfer the Membership Units within this ninety (90) day period, any Membership Units or other equity securities proposed to be issued by the Company to any Person must be re-offered to Qualified Members pursuant to this Section.  This Section 8.7 does not apply to, and the Members shall have no preemptive rights with respect to, any issuance of Membership Units to employees or other persons providing services to the Company solely in consideration of such services.

ARTICLE 9 -  ALLOCATIONS

9.1 Allocations.  For purposes of maintaining Capital Accounts and in determining the rights of the Members among themselves, Income, Net Income, Loss, or Net Loss, if any, for a Fiscal Year or other period, shall be allocated among the Members and with respect to Membership Units in a manner so that the Capital Accounts of each Member at the end of that fiscal year or other period, immediately after making the allocation, are as nearly as possible equal to the distributions that would be made to the Members pursuant to Section 10.1 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their fair market value, all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 10.1 to the Members immediately after making the allocation. The parties intend that the tax allocation provisions of this Agreement shall prevent each Member from having an Adjusted Capital Account deficit and shall produce final Capital Account balances of the Members that will permit liquidating distributions that are made in accordance with final Capital Account balances under Section 12.4 to be made in a manner identical to the order of priorities set forth in Section 10.1.

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9.2 Allocations for Tax Purposes.  Except as otherwise provided herein, and subject to the provisions of Exhibit E, each item of Income, Net Income or Net Loss of the Company shall be allocated to the Members for tax purposes in the same manner as such allocations are made for book purposes pursuant to Section 9.1.  In the event of a transfer of, or other change in, an interest in the Company during a Fiscal Year, each item of taxable income and loss shall be prorated in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Board of Directors.

9.3 Tax Status, Elections and Modifications to Allocations.

9.3.1 Notwithstanding any provision contained in this Agreement to the contrary, solely for federal income tax purposes, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of the Code; provided, however, that the filing of all required returns thereunder shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

9.3.2 The Company may elect pursuant to Section 754 of the Code and the Treasury Regulations to adjust the basis of the Company's assets as provided by Section 743 or 734 of the Code and the Treasury Regulations thereunder.  The Company shall make such elections for federal income tax purposes as may be determined by the Board of Directors; provided that the successor in interest of any deceased member shall be entitled to require that the Company make a Section 754 election.

9.3.3 This Agreement shall be amended in any manner necessary for the Company to comply with the provisions of Treasury Regulations Sections 1.704-1(b), 1.704-1(c) and 1.704-2 upon the happening of any of the following events: (i) incurring any liability which constitutes a "nonrecourse liability" as defined in Treasury Regulations Section 1.704-2(b)(3) or a "partner nonrecourse debt" as defined in Treasury Regulations Section 1.704-2(b)(4); (ii) a constructive termination of the Company pursuant to Code Section 708(b)(1)(B); or (iii) the contribution or distribution of any property, other than cash, to or by the Company.

9.3.4 The Company shall designate one of the Members as the "Tax Matters Member" for federal income tax purposes.  The Tax Matters Member is authorized and required to represent the Company in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.  The Tax Matters Member shall have the final decision-making authority with respect to all federal income tax matters involving the Company.  The Members agree to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably required by the Tax Matters Member to conduct such proceedings.  Any direct out-of-pocket expense incurred by the Tax Matters Member in carrying out its obligations hereunder shall be allocated to and charged to the Company as an expense of the Company for which the Tax Matters Member shall be reimbursed.  The initial Tax Matters Member shall be Blacksands Petroleum, Inc.

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9.4 Books of Account.

9.4.1 The Company shall maintain the Company's books and records and shall determine all items of Income, Loss, Net Income and Net Loss in accordance with the method of accounting selected by the Directors, consistently applied.  All of the records and books of account of the Company, in whatever form maintained, shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their representatives during reasonable business hours.  Such right may be exercised through any agent or employee of a Member designated by it or by an attorney or independent certified public accountant designated by such Member. Such Member shall bear all expenses incurred in any examination made on behalf of such Member.

9.4.2 All expenses in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements required to implement the provisions of this Agreement or otherwise needed for the conduct of the Company's business shall be borne by the Company as an ordinary expense of its business.

9.5 Company Tax Return and Annual Statement.  The Company shall file a federal income tax return and all other tax returns required to be filed by the Company for each Fiscal Year or part thereof, and shall provide to each Person who at any time during the Fiscal Year was a Member with an annual statement (including a copy of Schedule K-1 to Internal Revenue Service Form 1065) indicating such Member's share of the Company's income, loss, gain, expense and other items relevant for federal income tax purposes.  Such annual statement may be audited or unaudited as required by the Directors.

9.6 Bank Accounts.  The bank account or accounts of the Company shall be maintained in the bank approved by the Board of Directors, and no bank accounts or other arrangements shall be opened or receive Company funds except as so approved in writing by all of the Board of Directors. The Board of Directors shall determine the terms governing such accounts and withdrawals from such bank accounts shall only be made by such parties as may be approved by the Board of Directors.

9.7 Compensatory Units Safe Harbor Election.Subject to the terms hereof, the Board of Directors is hereby authorized to cause the Company to make the safe harbor election for valuing Membership Units issued in connection with the performance of services by any employee (or other service provider) as contemplated in Internal Revenue Service Notice 2005-43 (the "Safe Harbor Election"), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(1) and Internal Revenue Service Notice 2005-43, whether promulgated in the form of one or more final Regulations, revenue rulings, revenue procedures, notices, and/or other IRS guidance (collectively, the "Ultimate Rules").  Such Safe Harbor Election shall be made if, and at such time as, the Board of Directors may determine in its sole discretion.  In connection with any Safe Harbor Election, the following provisions also shall apply:

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9.7.1 Any such Safe Harbor Election shall be binding on the Company and on all of its holders of Membership Units with respect to all transfers of such Membership Units made while a Safe Harbor Election is in effect.  A Safe Harbor Election, once made, may be revoked at any time by the Company, upon determination by the Board of Directors in its sole discretion, as permitted by the Ultimate Rules or any other applicable rule.

9.7.2 Each holder of Membership Units, by signing this Agreement or by accepting a transfer of any Membership Units in the Company, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to any Membership Units to which the Safe Harbor Election applies while the Safe Harbor Election remains effective.

9.7.3 The Board of Directors shall file or cause the Company to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of such Membership Units.

9.7.4 The Board of Directors is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Ultimate Rules or any other rule or rules, including the allocation provisions of the Agreement, that may be required in order to provide for a Safe Harbor Election and the ability to maintain or revoke the Safe Harbor Election, and the Board of Directors shall have the authority to execute any such amendment by and on behalf of each Member.
9.7.5 Each holder of Membership Units agrees to (i) cooperate with the Company and the Board of Directors to perfect and maintain any Safe Harbor Election, and (ii) timely execute and deliver any documentation with respect thereto reasonably requested by the Board of Directors.

9.7.6 No transfer, assignment or other disposition of any Units by a holder of Membership Units shall be effective unless prior to such transfer, assignment or disposition the transferee, assignee or intended recipient of such Membership Units shall have agreed in writing to be bound by the provisions of this Section 9.7, in a form satisfactory to the Board of Directors.

ARTICLE 10 - DISTRIBUTIONS, ELECTIONS AND REPORTS

10.1 Distributions.The Board of Directors may cause the Company to distribute Distributable Cash to the Members, subject additionally to the requirement for written approval from a Class Majority-in-Interest of the Class B Members, if any.  The Board of Directors shall determine the amount of Distributable Cash, and in making such determination shall determine the amount of Company funds required for (i) payment of all operating expenses of the Company as of such time, (ii) payment of all outstanding and unpaid current obligations of the Company as of such time, (iii) such reserves as may be required by financial institutions making loans to the Company, and (iv) such reserves as may be necessary or appropriate for Company operations. Subject to Section 10.3 and to the provisions of any Membership Unit Class Addenda, all distributions shall be made to the Members in the following order of priority:

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10.1.1 First, to the extent that the Membership Unit Addenda contain provisions relating to distributions, distributions shall be made in accordance with the provisions of the Membership Unit Class Addenda, and as among the Membership Units of each Class, in accordance with the provisions of the Membership Unit Class Addendum applicable to such Class.

10.1.2 Second, among all Membership Units, in the proportion that the positive Capital Account balance of each Member bears to the total positive Capital Account balances of all Members, up to (but not exceeding) the Member's positive Capital Account balance.

10.1.3 Third, equally among all Membership Units.

10.2 Limitation Upon Distributions.No distribution shall be declared and paid if payment of such distribution would cause the Company to violate any limitation on distributions provided in the Act.

10.3 Tax Liability Distributions.

10.3.1 To the extent of Distributable Cash, the Company shall make one or more distributions (the "Tax Liability Distributions") to the Members intended to be sufficient to enable them to pay, on an annual basis, federal, state and local income taxes arising from the allocations made to such Members pursuant to Section 8.1, within ninety (90) days after the close of each applicable Fiscal Year.  Subject to the following sentence, the amount of any such Tax Liability Distribution shall equal the product of (x) forty percent (40%) (the "Tax Rate") and (y) the aggregate amounts of items of taxable income or gain reported on Schedule K of the Form 1065 filed by the Company that were actually allocated or are estimated to be allocated to such Member for federal income tax purposes for each quarter or other fiscal period of the Fiscal Year and all prior quarters or fiscal periods of the Fiscal Year (to the extent no Tax Liability Distribution has previously been made with respect to such net taxable income or gain) reduced, but not below zero, by any tax deduction, loss or credit previously or currently allocated to such Member and not previously taken into account for purposes of the calculation of the amount of any Tax Liability Distribution.  The amount of any Tax Liability Distribution for a particular quarter or other fiscal period shall take into account prior Tax Liability Distributions as follows: (a) if Distributable Cash is not sufficient to satisfy the required Tax Liability Distribution for a particular fiscal period, the Company shall make up such deficit out of Distributable Cash in future periods, and (b) if it is determined (by reason of a subsequent Company or government audit or otherwise) that the aggregate amounts of Tax Liability Distributions paid to any Member differ from the product of (i) the Tax Rate and (ii) the aggregate amounts of net taxable income or gain that were actually allocated (as adjusted to reflect any reallocations by reason of a subsequent Company or government audit or otherwise) to such Member for federal income tax purposes in the Company income tax returns filed with respect to such fiscal period and all prior fiscal periods (as adjusted or amended by reason of any subsequent Company or government audit or otherwise), reduced, but not below zero, by any tax deduction, loss or credit previously or currently allocated to such Member, then the Tax Liability Distribution to such Member for subsequent periods shall be reduced by the amount of any overpayment or increased (to the extent of Distributable Cash) by the amount of any underpayment.

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10.3.2 Calculation of Distributions.  All Tax Liability Distributions made by the Company shall, for purposes of determining future distributions to be made under this Agreement, be treated as a prepayment of distributions otherwise to be made with respect to such Membership Units.  Accordingly, in computing the actual dollar amounts to be distributed with respect to such Membership Units pursuant to this Agreement, after taking into account prior Tax Liability Distributions, prior or contemporaneous payments of tax distributions shall first be taken into account and treated as a prepayment of amounts to be distributed hereunder in accordance with the following methodology: (i) first, the total amount to be distributed upon any particular distribution pursuant to Section 10.1 shall be added to the aggregate amount of prior or contemporaneous payments of Tax Liability Distributions that have not previously been included in a computation pursuant to this Section 10.3, to produce a sum hereinafter described as the "Grossed-Up Total";  (ii) then, the provisions of Section 10.1, shall be applied to the Grossed-Up Total, to determine the respective shares of the Grossed-Up Total attributable to each Membership Unit;  (iii) then, from the Grossed-Up Total attributable to each Membership Unit, there shall be subtracted the amount of the prior or contemporaneous payments of Tax Liability Distributions included in step (i) for this calculation that were previously or contemporaneously paid; and (iv) finally, the difference obtained in step (iii) above shall be the dollar amount distributable with respect to the Membership Units pursuant to Section 10.1.

ARTICLE 11 - TRANSFERABILITY OF MEMBERSHIP UNITS; TRANSFER OF MEMBERSHIP UNIT UPON OCCURRENCE OF CERTAIN EVENTS; AND ADMISSION OF MEMBERS

11.1 Transferability of Membership Units.  A Member shall not at any time Transfer his or her Membership Units except in accordance with the conditions and limitations set out in this Article 11 and subject additionally to the requirement for advance written approval from a Class Majority-in-Interest of the Class B Members, if any.  No Transfer of any Membership Unit, or any portion thereof or interest therein, is permitted if such Transfer violates, or would cause the Company to violate, the Securities Act of 1933 or any other applicable state or federal law, or cause the Company to be required to register any Membership Units or notify any regulator of such transfer, and any such Transfer is null, void, and of no effect unless the restrictions set forth in this sentence are waived by the Board of Directors in its sole discretion.  So long as any Class B Non-Voting Convertible Preferred Membership Units are outstanding, any Transfer of a Membership Unit in the Company permissible under this Article 11 shall be effective to give the transferee only the right to receive the share of income, losses, and distributions to which the transferor would otherwise be entitled, and shall not be effective to constitute the transferee a Member of the Company, and shall not entitle the transferee to vote on Company matters.  A transferee who does not become a Member of the Company under this Article 11 shall have no rights to exercise the voting rights (if any) of the transferred Membership Unit, no right to examine the books or records of the Company, and no rights of any kind whatsoever except as expressly provided in this Section 11.1, but any attempt by such transferee to further Transfer the Membership Unit owned by the transferee shall be subject to all the terms and provisions of this Article 11.  Except as otherwise provided in this Article with respect to Permitted Transferees, any transferee shall be admitted, or readmitted, in the case of a Member that has undergone a Control Transfer, as a Member of the Company only upon compliance with the following requirements:

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11.1.1 The Board of Directors consents to the admission of the transferee as a new Member, with such consent setting forth the class of Membership Unit owned by such new Member, and setting forth any terms or conditions of such new Member’s membership not already provided in this Agreement; provided, however, that Permitted Transferees and any Member that acquires any additional Membership Units will not be required to obtain such consent;

11.1.2 Furnishing to the Company an acceptance, in a form satisfactory to the Board of Directors, of all of the terms and conditions of this Agreement and of the consent required under Section 11.1.1, if any;

11.1.3 Filing a duly executed and acknowledged instrument of assignment with the Company, setting forth the intention of the transferor that the transferee become a Member;

11.1.4 Registration of such Membership Unit under the applicable federal and state securities laws and regulations or furnishing of an opinion of counsel (at the Transferor's expense) satisfactory to the Board of Directors that such registration is not required, or the Board of Directors, in its sole discretion, waives the requirements of registration or opinion of counsel;

11.1.5 Executing and acknowledging (by transferor or transferee) such other instruments as the Board of Directors may deem necessary or desirable to effect such admission; and

11.1.6 Payment of such reasonable expenses as the Company may incur in connection with the admission of such new or readmitted Member.

11.2 Permitted Transfers.  Subject to the requirement for advance written approval from a Class Majority-in-Interest of the Class B Members, if any, a Member shall be permitted to Transfer his or her Membership Units in the Company to a Permitted Transferee, unless such Transfer is prohibited by reason of the general restriction contained in the third sentence of Section 11.1.  A transferee of a Membership Unit who has not been admitted as a Member shall not be entitled to the benefit of any provision of this Article 11 permitting Transfers to Permitted Transferees.  A Permitted Transferee of a Membership Unit shall become a Member with respect to the transferred Membership Unit, and shall be able to exercise all rights associated with the transferred Membership Unit, upon compliance with Sections 11.1.2 - 11.1.6.

11.3 Triggering Events.  Each of the following events (each a "Triggering Event") shall give rise to the rights set forth in Section 11.4 herein:

11.3.1 The commencement of proceedings by or against a Member under any insolvency, bankruptcy, creditor adjustment, or debtor rehabilitation law (each of which are hereinafter referred to as "bankruptcy"), provided that if any specific bankruptcy of the Member is dismissed within sixty (60) days of the commencement of the proceedings in such bankruptcy, such specific bankruptcy shall not constitute a Triggering Event.

11.3.2 The Transfer of any Membership Units to a receiver of a Member, a secured creditor, a purchaser at any creditor's sale or court ordered sale, the guardian of the estate of an incompetent Member (each of which are hereinafter referred to as a "Transferee"), or to a spouse of a Member ("Transferee Spouse") pursuant to the terms of a separation agreement or a court ordered equitable distribution of marital property, or to any Person, other than a Permitted Transferee, upon the death of a Member (each of the foregoing an "Involuntary Transfer").

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11.3.3 Any proposal or attempt to voluntarily Transfer a Member's Membership Units, whether for value or by gift, except to Permitted Transferees.  If a Member proposes or attempts to voluntarily Transfer Membership Units, the Member shall notify the Company and the other Members thereof in writing, which notice shall set forth the intention of such Member to Transfer the Membership Interests, the name and address of the prospective transferee or lienor, the number of the Membership Units proposed to be transferred or encumbered, and the terms and amounts (including purchase price or encumbrance amount) of such proposed Transfer (the "Sale Terms").  Any proposal or attempt to voluntarily Transfer a Member's Membership Units pursuant to this Section 11.3.3, and in accordance with the applicable provisions of Section 11.4 and its subsections, shall be and is subject to the requirement of advance written approval from a Class Majority-in-Interest of the Class B Members, if any.

11.4 Options to Purchase Membership Units.  If a Triggering Event occurs with respect to any Membership Units, then the Company and the remaining Members shall have the option to purchase and, upon exercise of such option, the Person owning such Membership Units (such Person, whether or not a Member, hereinafter called the "Transferor") shall be obligated to sell to the Company and the remaining Members (as set forth herein) the portion of such Transferor's Membership Units involved in such Triggering Event at the price and on the terms set forth herein.  The Company or the remaining Members exercising their option to purchase such Transferor's Membership Units must so notify the Transferor within the time periods described in Sections 11.4.1 and 11.4.2 (the date of which such notice is given being hereinafter called the "Notice Date").  If neither the Company nor the other Members elect to exercise an option to purchase any portion of the Membership Units hereunder within the time periods set forth in Section 11.4.1 and 11.4.2, the Transferor shall be permitted to make a bona fide transfer of such portion, provided that in the case of a voluntary transfer or encumbrance, such transfer or encumbrance shall be made only in strict compliance with the Sale Terms.  In no event will the transferee of any Membership Units be admitted as a Member of the Company except as set forth in Section 11.1.  However, if for any reason the Transferor shall fail to make such transfer or encumbrance within one hundred eighty (180) days after the Notice Date, then such Membership Units shall again become subject to all of the restrictions of this Section 11.4.

11.4.1 Company's Option.The Company shall have the first option to purchase all, and not less than all, of any Membership Units with respect to which a Triggering Event occurs.  The Board of Directors shall determine, in its sole discretion, whether the Company shall exercise such option, and shall make such determination and notify the Transferor and the other Members of the decision within forty-five (45) days of the Notice Date, but if the Company has not given notice of exercise by such time the Company's option will be deemed to have expired.

11.4.2 Members' Option and Obligations.Members other than the Transferor who are Members not in default under any provision of this Agreement ("Qualified Purchasers") will have the option to purchase any Membership Units with respect to which a Triggering Event occurs if the Company elects not to exercise its option.  The Qualified Purchasers may purchase such Membership Units by delivering to the Transferor a notice (the “Acceptance Notice”) in writing within forty-five (45) days after the date on which the Company's first option expires.  If more than one Qualified Purchaserexercises this option, then each accepting Qualified Purchaser will be deemed to have elected to purchase such number of Membership Interests of Transferor equal to the quotient obtained by dividing (i) the number of Membership Interests held by such Qualified Purchaserby (ii) the aggregate number of Membership Interests held by all Qualified Purchasers that submitted an Acceptance Notice.

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11.4.3 Terms of Purchase of Membership Units.In the case of a voluntary Transfer for value, the purchase price for such Membership Units shall be the amount set forth in the Sale Terms.  If the proposed Transfer is an encumbrance, the purchase price shall be the lesser of the encumbrance amount or the amount determined under Section 11.4.3.1, and the terms of payment shall be determined as set forth in Section 11.4.3.2.  If the proposed Transfer is a gift, or if the Triggering Event is any event other than an encumbrance or a voluntary Transfer for value, the purchase price and terms for payment shall be determined as set forth in this Section.  The closing of any purchase of Membership Units with respect to which an option to purchase is exercised shall take place within one hundred twenty (120) days after the date of the notice of the exercise of such option.  The value of the Membership Units to be purchased, and accordingly the purchase price for such Membership Interest, shall be determined as follows unless the parties agree on a different manner for determining the purchase price:

11.4.3.1 The purchase price for such Membership Units shall be equal to the amount that would be distributable with respect to such Membership Units under Article 10 if all of the assets of the Company were sold for the Net Book Value of the Company (as defined below) (the "Net Book Value Amount") and the proceeds distributed to the Members in accordance with this Agreement and applicable laws.  The Net Book Value of the Company as defined herein shall be determined by the certified public accountant regularly employed by the Company, and the expenses of the accountant in making such determination shall be paid by the purchasing or receiving party.  The determination will be made in accordance with sound accounting principles consistent with past practices, and the following shall be observed: (i) no allowance of any kind shall be made for goodwill, trade names, or other or similar intangible assets (other than cost of such intangible assets already recorded on the corporate books), however, an allowance shall be made with regards to majority or minority status of the Membership Units being valued; (ii) all accounts payable and other debts shall be taken at face amount, and all accounts receivable shall be taken at the face amount thereof, less a reasonable reserve for bad debts; (iii) all land and buildings shall be taken at the fair market value thereof which shall be determined by an independent qualified appraiser selected by the certified public accountant making the determination of book value hereunder; (iv) all equipment, fixtures, leasehold improvements, and all other assets defined as fixed assets shall be shown at their "adjusted basis" as determined for federal income tax purposes; (v) inventory of merchandise, parts, supplies, and all other similar inventory shall be taken at the lower of cost or market value; and (vi) life insurance policies owned by the Company shall be shown at their cash surrender values.  The determination of Net Book Value (including the appropriateness or treatment of a specific item under generally accepted accounting principles), and adjustments thereto as herein provided, when made and certified by the certified public accountant, shall be conclusive and binding upon all parties, including the Company and the Members.

11.4.3.2 The terms of payment shall be as mutually agreed upon by the selling and purchasing parties except that, in the event the parties cannot agree, the purchase price shall be payable by (i) a cash payment to the selling Member at closing in the amount of 20% of the total purchase price, and (ii) the delivery of a promissory note (the "Note") providing for the payment of the balance of the total purchase price in four (4) equal annual installments of principal and interest, with each such payment to be made on the anniversary of the Closing in the year in which it is due.  The Note shall be secured by a pledge of the Membership Units transferred.  Interest shall accrue under the Note at the prime rate published in The Wall Street Journal as of the date of the Note.  The Note shall further provide that the purchasing parties shall be liable for reasonable attorney's fees incurred by the selling party in collecting the Note balance in the event of default.  The selling party shall hold the pledged Membership Units as collateral only (with the purchasing party having the right to vote such Membership Units and receive any distributions thereon except in the event of default in payment) until the entire purchase price, together with accrued interest, is fully paid.

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11.5 [Reserved].

11.6 Legend for Certificate.  The Members agree that no Membership Unit shall be issued unless made subject to all of the terms and provisions of this Agreement, and that each certificate representing a Membership Unit, whether now outstanding or hereafter issued, shall be endorsed on the face or back of such certificate as follows:

"The transfer of the Membership Unit represented by this Certificate is subject to the restrictions, prohibitions, and rights of prior refusal imposed by aCompany Agreement dated as of ______________________, by and among the Company and its Members, a copy of which is on file with the Company.  By accepting the Membership Unit represented by this Certificate, the transferee of the Membership Unit does expressly accept and agree to all the provisions and the commitments of said Company Agreement."

"The Membership Unit represented by this Certificate has not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any state.  The Membership Unit has been acquired for investment and may not be pledged, hypothecated, sold, or otherwise transferred in the absence of an effective registration statement for the Membership Unit under the Act and any applicable state securities laws or assurance satisfactory to the Company that such registration is not required."

11.7 Miscellaneous.

11.7.1 Any transferee of a Membership Unit who does not become a Member and desires to further Transfer such Membership Unit shall be subject to all of the restrictions and requirements of this Agreement to the same extent and in the same manner as a Member, but shall not be entitled to the benefit of any provision allowing the Transfer of Membership Units to Permitted Transferees or to the benefit of any provision granting any benefit to a Member in excess of the benefits accruing to an assignee in accordance with the Act.

11.7.2 Upon the Transfer of any Membership Units, the Officers shall create and thereafter maintain a document in a form similar to that of Exhibit A that shall set forth the name, address, class of Membership Unit, Capital Account and Membership Unit ownership of each Member.  Such document shall be filed in the records of the Company.

ARTICLE 12 -  DISSOLUTION AND TERMINATION

12.1 Withdrawal.  Except as otherwise provided in this Agreement, no Member shall at any time withdraw from the Company or withdraw any amount out of his or her Capital Account.  Any Member withdrawing in contravention of this Section 12.1 shall indemnify, defend and hold harmless the Company and all other Members (other than a Member who is, at the time of such withdrawal, in default under this Agreement) from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such withdrawal.

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12.2 Dissolution.

12.2.1 The Company shall not be dissolved as set forth in the Act, unless and until one of the following occurs:

12.2.1.1 A Majority in Interest of the Members and the Board of Directors consent in writing to the dissolution of the Company, and subject additionally to the requirement for written approval from a Class Majority-in-Interest of the Class B Members, if any; or

12.2.1.2 A decree of judicial dissolution is declared or a certificate for administrative dissolution is issued under the Act.

12.2.2 Notwithstanding the foregoing, in the event the Company's attorneys, accountants or other representatives filed the Certificate of Formation as the initial organizers of the Company, the withdrawal of the organizers, by resignation, assignment or otherwise, in favor of the Members, shall not constitute an event of withdrawal within the meaning of Section 12.1.

12.2.3 Upon dissolution of the Company, the business and affairs of the Company shall terminate and be wound up, and the assets of the Company shall be liquidated under this Article 12; provided, however, that if the cause of dissolution is a certificate for administrative dissolution issued under the Act, the Board of Directors may take such action as it determines to be necessary to reinstate the Company.

12.2.4 Dissolution of the Company shall be effective as of the date of the occurrence giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company's business and affairs, and the assets of the Company have been distributed as provided in Section 12.4.

12.2.5 Upon dissolution of the Company, any part or all of the assets of the Company may be sold in such manner as the Board of Directors shall determine in an effort to obtain the best prices for such assets; provided, however, that the Company may distribute assets of the Company in kind to the Members to the extent practicable.

12.3 Articles of Dissolution.  Upon the dissolution and commencement of the winding up of the Company, Articles of Dissolution shall be executed on behalf of the Company and filed with the Secretary of State, and an authorized Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

12.4 Distribution of Assets Upon Dissolution.  In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

12.4.1 First, to the creditors of the Company, in the order of priority as provided by law.

12.4.2 Second, to the Members in the same manner as Distributable Cash is distributed hereunder, after giving effect to all allocations under Article 9 for all prior periods, including the period during which the dissolution occurs, except that in lieu of observing 10.1.3, all residual distributions will be made in accordance with the Members' respective Capital Account balances.

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12.5 Distributions in Kind.  If any assets of the Company are distributed in kind, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Members.  In the event that distributions in kind are made to the Members upon dissolution and liquidation of the Company, the Capital Account balances of such Members shall be adjusted to reflect the Members' allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value.

ARTICLE 13 -  MISCELLANEOUS PROVISIONS

13.1 Notice.

13.1.1 Any notice or demand which any party is required or desires to give to any other party pursuant to this Agreement shall be deemed to be properly given or served only if given in writing and addressed to the party to whom sent at such party’s address or facsimile number as it appears on the Company records or at such other addresses as specified by written notice delivered in accordance herewith.  Such notices and demands so given shall be deemed effective, unless sooner received, (i) upon delivery to the address of the party to whom sent if sent by (A) personal delivery against written receipt, or (B) express courier against written receipt, (ii) upon receipt by the sender of a facsimile confirmation, if sent by facsimile, and (iii) three (3) days after deposit into the U.S. Mail, if sent by registered or certified mail, return receipt requested, with postage prepaid.  All notices and demands may be sent by any other method, but shall not be effective until actually received by the party to whom sent.

13.1.2 The Members shall have the right from time to time, and at any time during the term of this Agreement, to change their respective addresses by delivering to the other parties and to the Company written notice of such change.

13.1.3 All distributions to any Member shall be made at the address at which notices are sent unless otherwise specified in writing by any such Member.

13.2 No Action.  No Member shall have any right to maintain any action for partition with respect to the property of the Company.

13.3 Amendment.  This Agreement may be amended by action of the Board of Directors and a Majority in Interest of the Members; provided, however, that the approval of a Class Majority in Interest shall be required for any proposed amendment if the amendment would, with respect to any class of Membership Units:

13.3.1 Increase or decrease the aggregate number of Membership Units of the class;

13.3.2 Effect an exchange or reclassification of all or part of the Membership Units of the class into Membership Units of another class;

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13.3.3 Effect an exchange or reclassification, or create the right of exchange, of all or part of the Membership Units of another class into shares of the class;

13.3.4 Change the rights, preferences, or limitations of all or part of the Membership Units of the class;

13.3.5 Change the Membership Units of all or part of the class into a different number of Membership Units of the same class;

13.3.6 Create a new class of Membership Units having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the Membership Units of the class, except in accordance with Article 8;

13.3.7 Increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class;

13.3.8 Limit or deny an existing preemptive right of all or part of the Membership Units of the class;

13.3.9 Cancel or otherwise affect rights to distributions that have accumulated but not yet been declared on all or part of the Membership Units of the class; or

13.3.10  Change the provisions of this Section 13.3 as applied to such class.

If a proposed amendment that entitles two or more classes of Membership Units to vote as separate voting groups under this Section would affect those two or more classes in the same or a substantially similar way, the Membership Units of all classes so affected must vote together as a single voting group on the proposed amendment. A class of Membership Interests is entitled to the voting rights granted by this section although the Certificate of Formation or this Agreement provide that the shares are nonvoting Membership Units.  Any amendment that is properly authorized pursuant to the terms of this Agreement may be executed solely by the Chief Executive Officer, and shall be effective upon the execution thereof by the Chief Executive Officer, without requiring the execution thereof by any Member.

13.4 Governing Law; Arbitration.  This Agreement is made in Texas, and the rights and obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Texas (excluding only its choice of law rules).  Any dispute arising out of or in connection with this Agreement or the breach thereof shall be decided by arbitration to be conducted in Houston, Texas in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association.  All determinations made in any such arbitration proceeding shall be final and conclusive upon all parties, and judgment incorporating such determinations may be entered in any court of competent jurisdiction.

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13.5 Entire Agreement.  This Agreement, including all Exhibits to this Agreement, as amended from time to time in accordance with the terms of this Agreement, contains the entire agreement among the parties relative to the subject matter hereof and supersedes all prior or contemporaneous promises, agreements, representations, and understandings, whether written or oral, of the parties with respect to the subject matter hereof.

13.6 Waiver.  No consent or waiver, express or implied, by any Member to or for any breach or default by any other Member in the performance by such other Member of his obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such other Member under this Agreement.  Failure on the part of any Member to complain of any act or failure to act of any of the other Members or to declare any of the other Members in default, regardless of how long such failure continues, shall not constitute a waiver by such Member of his or her rights hereunder.

13.7 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

13.8 Binding Agreement.  Subject to the restrictions on transferability set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective legal representatives, successors and assigns.

13.9 Tense and Gender.  Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa.  Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender was used.

13.10 Captions.  Captions are included solely for convenience of reference and if there is any conflict between captions and the text of this Agreement, the text shall control.

13.11 Benefits of Agreement.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to give to any creditor of the Company or any creditor of any Member or any other Person whatsoever, other than the Members and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members and the Company.

COMPANY AGREEMENT	(Page 35 of 48)	APCLARK, LLC

13.12 Counterparts; Execution. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.  This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

13.13 Attorney’s Fees.  In the event any party brings an action in arbitration as provided in Section 13.4 above to enforce any provisions of this Agreement, the prevailing party in such actionshall be entitled, in addition to any other rights or remedies available to it, to collect from the non-prevailing party or parties the reasonable costs and expenses incurred in the investigation proceeding such action and the prosecution of such action, including, but not limited to, reasonable attorney’s fees and related costs.

13.14 Waiver of Right to Court Decree of Dissolution.  The Members agree that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company.  Care has been taken to provide fair and just payments to a Member whose relation with the Company is terminated for any reason.  Accordingly, each of the parties accepts the provisions under this Agreement as his or her sole entitlement on termination of his or her relationship with the Company.  Each party hereby waives and renounces all rights to seek a court decree or dissolution, to seek the appointment by a court of a liquidator for the Company, or to seek a partition of the property of the Company.

13.15 Construction.  The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law should be deemed also to refer to all rules and regulations promulgated thereunder, unless the contexts requires otherwise. The word “including” shall mean including, without limitation. If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day) then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

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[SIGNATURES ON FOLLOWING PAGES]

COMPANY AGREEMENT	(Page 36 of 48)	APCLARK, LLC

[BLACKSANDS PETROLEUM, INC. SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned, being all of the Members of APCLARK, LLC, have caused this Agreement to be duly adopted by the Company, effective as of July __, 2012, and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

MEMBERS:
CLASS A MEMBERS:
BLACKSANDS PETROLEUM, INC.

By: /s/ David Demarco
Name: David Demarco
Title: President

CLASS B MEMBERS:
KP-RAHR VENTURE III, LLC

[SEE PAGE 38 FOR SIGNATURES]

COMPANY AGREEMENT	(Page37 of 48)	APCLARK, LLC

[KP-RAHR VENTURE III, LLCSIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned, being all of the Members of APCLARK, LLC, have caused this Agreement to be duly adopted by the Company, effective as of July __, 2012, and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

MEMBERS:
CLASS A MEMBERS:
BLACKSANDS PETROLEUM, INC.

[SEE PAGE 37 FOR SIGNATURES]
CLASS B MEMBERS:
KP-RAHR VENTURE III, LLC

By: /s/ Michael R. Keener
Name: Michael R. Keener
Title: Manager

COMPANY AGREEMENT	(Page 38 of 48)	APCLARK, LLC

EXHIBIT “A”

APCLARK, LLC
MEMBERSHIP UNIT CLASS ADDENDUM

CLASS A MEMBERSHIP UNITS

Notwithstanding any contrary provisions of this Agreement, the Class A Membership Units are entitled to the following rights and are subject to the following obligations:

1.  Election of Directors.

The Class A Membership Units will vote for Directors in accordance with the default provisions of Section 4.2.  Each Class A Membership Unit shall have one (1) vote.The other Membership Units will not be entitled to participate in the election, removal or replacement of the Directors.

2. Distributions.

Subject to the provisions of any other Membership Unit Class Addenda, prior to any distributions made under Section 10.1.2 or 10.1.3, Distributable Cash shall be distributed pursuant to Section 10.1.1 among the Class A Membership Units pro rata with respect to the amount of the Unrecovered Capital borne by each Class A Membership Unit, if any, up to the amount of all Unrecovered Capital borne by all Class A Membership Units, determined as of the date of such distribution.

* * * * * * *

COMPANY AGREEMENT	(Page 39 of 48)	APCLARK, LLC

EXHIBIT “B”

APCLARK, LLC
MEMBERSHIP UNIT CLASS ADDENDUM

CLASS B NON-VOTING CONVERTIBLE PREFERRED MEMBERSHIP UNITS

Notwithstanding any contrary provisions of this Agreement, the Class B Non-Voting Convertible Preferred Membership Units are entitled to the following rights and are subject to the following obligations:

1.  Election and Board of Directors.

The Class B Member (or its representative)shall have the right to attend all meetings of the Board of Directors in a nonvoting observer capacity, to receive notice of such meetings and to receive the information provided by the Company to the Board of Directors; provided, however, that the Company may require as a condition precedent to any Class B Member’s rights under this paragraph that each person proposing to attend any meeting of the Board of Directors and each person to have access to any of the information provided by the Company to the Board of Directors shall agree in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise.

2.  Distributions.

Subject to the provisions of any other Membership Unit Class Addenda, prior to any distributions made under Section 10.1.2 or 10.1.3, and prior to any distributions made to the Class A Membership Units, Distributable Cash shall be distributed pursuant to Section 10.1.1 among the Class B Non-Voting Convertible Preferred Membership Units as follows:

A. First, pro rata with respect to Class B Non-Voting Convertible Preferred Membership Units entitled to receive Preferred Return, the Preferred Return then accrued but unpaid with respect to each such Membership Unit, up to the aggregate amount of any such Preferred Return, calculated as of the date of such distribution.

B. Second, with respect to the Class B Non-Voting Convertible Preferred Membership Units, pro rata with respect to the amount of the Unrecovered Capital allocable to each Class B Non-Voting Convertable Preferred Membership Unit, up to the amount of all Unrecovered Capital allocable to all Class B Non-Voting Convertible Preferred Membership Units, determined as of the date of such distribution.

3.  Conversion.

On the date that the entire Capital Contribution made by the Class B Member, including the Preferred Return, is repaid (the “Mandatory Conversion Date”), the Class B Non-Voting Convertible Preferred Membership Units shall automatically convert, without any action of the Class B Member, into Class C Non-Voting Net Profit Membership Units, representing such number of Membership Units in the Company as follows:

A. If the Mandatory Conversion Date is on or prior to the six (6) month anniversary of the Effective Date, Class C Non-Voting Net Profit Membership Units representing a non-dilutable seven and one half percent (7.5%) of all outstanding Membership Units in the Company, which shall be entitled to a seven and one half percent (7.5%) non-dilutable profits interest in the Company;

COMPANY AGREEMENT	(Page 40 of 48)	APCLARK, LLC

B. If the Mandatory Conversion Date is after the six (6) month anniversary but on or prior to the two (2) year anniversary of the Effective Date, Class C Non-Voting Net Profit Membership Units representing a non-dilutable fifteen percent (15%) of all outstanding Membership Units in the Company, which shall be entitled to a fifteen percent (15%) non-dilutable profits interest in the Company;

C. If the Mandatory Conversion Date is after the two (2) year anniversary but on or prior to the three (3) year anniversary of the Effective Date, Class C Non-Voting Net Profit Membership Units representing a non-dilutable twenty percent (20%) of all outstanding Membership Units in the Company, which shall be entitled to a twenty percent (20%) non-dilutable profits interest in the Company; and

D. If the Mandatory Conversion Date is after the three (3) year anniversary of the Effective Date, Class C Non-Voting Net Profit Membership Units representing a non-dilutablefifty percent (50%) of all outstanding Membership Units in the Company, which shall be entitled to a fifty percent (50%) non-dilutableprofits interest in the Company.

For purposes of clarification and only by way of example, assuming that 1,000 shares of Class A Membership Units are outstanding on the Mandatory Conversion Date, the Company would issue approximately 81.08, 176.47, 250, and 1,000 shares of Class C Non-Voting Net Profit Membership Units upon subsections A, B. C and D, respectively.

The holders of Class B Non-Voting Convertible Preferred Membership Units on the Mandatory Conversion Date shall have the right to receive such number of Class C Non-Voting Net Profit Membership Units as set forth herein, and each Class B Non-Voting Convertible Preferred Membership Unit shall have no further rights.

4.  Limited Drag-Along Rights.

In the event at any time prior to conversion of Class B Non-Voting Convertible Preferred Membership Units, the Class B Member receives an offer for and elects to Transfer all of their Class B Non-Voting Convertible Preferred Membership Units to a third party purchaser they shall have the right (the “Limited Drag Along Right”) to complete such Transfer without complying with Article 11 hereof, provided that the Class B Member is first give the other Members the right to acquire, all of their Class B Non-Voting Convertible Preferred Membership Units for a price equal to the Capital Contribution’s made to date by the Class B Member, plus the Preferred Return, plus the current market value of the non-dilutable Profits Interest as provided in this Agreement (the “Limited Drag-Along Closing”).  In the event the other Members fail to acquire such interests for such price, the Class B Member shall have the right to sell their Units to such third party purchaser on whatever terms and conditions the Class B Member finds acceptable.  The Limited Drag Along Right is exercisable by written notice to all other Members and the Company not less than thirty (30) days prior to the date of the Limited Drag-Along Closing.

The fair market value of any non-cash or other forms of consideration received or to be received by one or more of the Offering Majority Members in connection with any Transfer of Units, including, without limitation, consideration under a consulting or employment agreement to the extent in excess of reasonable compensation for actual services provided or to be provided to the buyer, shall be included as part of the aggregate amounts payable to the Members for the sale of all outstanding Units by the Members.

COMPANY AGREEMENT	(Page 41 of 48)	APCLARK, LLC

5.  Tag-Along Rights.

In the event a Member, pursuant to Section 11.4, makes an offer to Company and then the other Members, and such offer is not accepted as to all the offered ownership interests and the offering member intends to complete such sale to the prospective purchaser, the Class B Member shall have the right (the “Tag-Along Right”) to require the offering Member(s) to arrange for the third party purchaser to purchase the same percentage of Units of such Class B Member as the third party purchaser is purchasing of the offering Members’ Unit, such purchase to be on the same terms and conditions as such sale by the offering Members.  The Tag-Along Right is exercisable by written notice to the offering Member(s) and the Company not more than ten (10) days after the date of the offering Member’s notice and is exercisable whether or not a Member gives a purchase notice with respect to the offered Units.  No Transfer to a third party purchaser shall be effective unless all Units which is the subject of a duly exercised Tag Along Right in connection with such Transfer is sold at the closing.

The fair market value of any non-cash or other forms of consideration received or to be received by one or more of the offering Members in connection with the transfer of Units, including, without limitation, consideration under a consulting or employment agreement to the extent in excess of reasonable compensation for actual services provided or to be provided to the buyer, shall be part of the amounts payable to the Members selling Units at the Tag-Along closing.

6.  Consent Requirements.

Notwithstanding anything contained in this Agreement to the contrary, and without limiting any of the rights of the Class B Member contained in this Agreement, the Company shall not take any actionrequiring the advanced written consent of the Class B Members as provided in this Agreement, including but not limited to: (i) any item listed in Section 7.2; (ii) the transfer sale or encumbrance of all or any part of the Class A Membership Units pursuant to Article XI or otherwise; (iii) the issuance of any additional Membership Units, whether Class A, B, or C, pursuant to Article III or otherwise; (iv) distributions made pursuant to Article X of this Agreement; (v) except for Permitted Encumbrances,the assignment or encumbrance of all or any part of an interest in and to any of the Membership Units or the assets of the Company, including but not limited to farm-outs, farm-ins, assignments of leases and related agreements and any action for the purpose of borrowing or raising additional capital through debt or equity financing; (vi) dissolution or liquidation of the Company; (vii) any modification, amendment, or change to the provisions contained in this Agreement.

* * * * * * *
COMPANY AGREEMENT	(Page 42 of 48)	APCLARK, LLC

EXHIBIT “C”

APCLARK, LLC
MEMBERSHIP UNIT CLASS ADDENDUM

CLASS C NON-VOTING NET PROFIT MEMBERSHIP UNITS

Notwithstanding any contrary provisions of this Agreement, the Class C Non-Voting Net Profit Membership Units are entitled to the following rights and are subject to the following obligations:

1.  Election and Board of Directors.

The Class C Member (or its representative) shall have the right to attend all meetings of the Board of Directors in a nonvoting observer capacity, to receive notice of such meetings and to receive the information provided by the Company to the Board of Directors; provided, however, that the Company may require as a condition precedent to any Class C Member’s rights under this paragraph that each person proposing to attend any meeting of the Board of Directors and each person proposing to attend any meeting of the Board of Directors and each person to have access to any of the information provided by the Company to the Board of Directors shall agree in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise.

2.  Distributions.

Subject to the provisions of any other Membership Unit Class Addenda, the Class C Non-Voting Net Profit Membership Units shall receive distributions in accordance with the applicable non-dilutableNet Profits percentage upon conversion from Class B Non-Voting Convertible Preferred Membership Units as provided in Class B Non-Voting Convertible Preferred Membership Unit Class Addendum Section 3 and the distribution provisions of Section 10.1.

3. Consent Requirements.

If the Class C Member becomes a Class C Member as a result of conversion of the Class B Non-Voting Convertible Preferred Membership Units, the Consent Requirement contained in paragraph 6 of the Class B Membership Unit Class Addendum shall be retained by the Class C Member upon conversion.

* * * * * * *

COMPANY AGREEMENT	(Page 43 of 48)	APCLARK, LLC

EXHIBIT “D”

THE MEMBERS:

TO THE
COMPANY AGREEMENT
OF
APCLARK, LLC
aDelaware limited liability company

Name of Members	Initial Capital Contribution	Membership Units
Blacksands Petroleum, Inc.	$1,000 plus contribution of the Assets as provided in the Contribution Agreement	1,000 Class A
Subtotal:	$1,000	1,000 Class A
KP-Rahr Venture III, LLC	As provided in the Contribution Agreement up to a total of $7,600,000	1,000 Class B
Subtotal:	$7,600,000	1,000 Class B
KP-Rahr Venture III, LLC	N/A	[TBD] Class C*
Subtotal:	N/A	[TBD] Class C
TOTAL	$7,601,000	2,000** Membership Units

* The Class C Non-Voting Net Profit Membership Units are issuable as a Profits Interestin the Company entitling the holder to both ongoing profit distribution rights and capital appreciation rights.

** Subject to adjustment upon conversion of the Class B Non-Voting Convertible Preferred Membership Units into Class Non-Voting C Net Profit Membership Units as provided in the Class B Non-Voting Convertible Preferred Membership Unit Class Addendum.

COMPANY AGREEMENT	(Page 44 of 48)	APCLARK, LLC

EXHIBIT “E”

REGULATORY ALLOCATIONS

TO THE
COMPANY AGREEMENT
OF
APCLARK, LLC
aDelaware limited liability company

(a)           Definitions Applicable to Regulatory Allocations. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)           "Adjusted Capital Account" means, with respect to any Member, such Member's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(1)           credit to such Capital Account any amounts which such Member is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Treasury Regulation § 1.704-2(g)(1) (share of minimum gain) and 1.704-2(i)(5) (share of partner nonrecourse debt minimum gain);

(2)           increase the Capital Account by the amount for which such Member then bears the economic risk of loss under 1.752-2; and

(3)           debit to such Capital Account the items described in Treasury Regulation § 1.704-l(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation § 1.704-l(b)(2)(ii)(d) (alternative test for economic effect) and shall be interpreted consistently therewith.

(ii) "Nonrecourse Deductions" shall mean losses, deductions, or Code §  705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Treasury Regulation § 1.704-2(b)(1)). The amount of Nonrecourse Deductions for a taxable year shall be determined pursuant to Treasury Regulation § 1.704-2(c), and shall generally equal the net increase, if any, in the amount of Minimum Gain for that taxable year, determined according to the provisions of Treasury Regulation § 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Minimum Gain, with such other modifications as provided in Treasury Regulation § 1.704-2(c).

(iii)           "Nonrecourse Liability" means any Company liability (or portion thereof) for which no Member bears the economic risk of loss under Treasury Regulation § 1.752-2.

(iv)           "Membership Minimum Gain" has the meaning set forth in Treasury Regulation § 1.704-2(d), and is generally the aggregate gain the Company would realize if it disposed of its property subject to Nonrecourse Liabilities for full satisfaction of each such liability, with such other modifications as provided in Treasury Regulation § 1.704-2(d).

(v)           "Member Nonrecourse Deductions" has the meaning and the amount thereof shall be as set forth in Treasury Regulation § 1.704-2(i)(2).

COMPANY AGREEMENT	(Page 45 of 48)	APCLARK, LLC

(vi)           "Member Nonrecourse Debt" means any Company liability to the extent the liability is "nonrecourse" for purposes of determining the amount realized upon the sale or exchange of property securing such liability, but with respect to which a Member or related Person to a Member bears the economic risk of loss within the meaning of Treasury Regulation § 1.752-2, because such Member or related Person is, for example, the lender or a guarantor of the liability.

(vii)           "Member Nonrecourse Debt Minimum Gain" shall mean the minimum gain attributable to Member Nonrecourse Debt as determined pursuant to Treasury Regulation § 1.704-2(i)(3).

(viii)           "Regulatory Allocations" shall mean allocations of Nonrecourse Deductions provided in Subsection (b) below, allocations of Member Nonrecourse Deductions provided in Subsection (c) below, the minimum gain chargeback provided in Subsection (d) below, the partner nonrecourse debt minimum gain chargeback provided in Subsection (e) below, the limitation on losses provided in Subsection (f) below, the qualified income offset provided in Subsection (g) below, the gross income allocation provided in Subsection (h) below, and the curative allocations provided in Subsection (k) below.

(b)           Nonrecourse Deductions.  All Nonrecourse Deductions for any taxable year shall be allocated among the Members in proportion to their relative Membership Units.

(c)           Member Nonrecourse Deductions.  All Member Nonrecourse Deductions for any taxable year shall be allocated to the Member who bears the economic risk of loss (as set forth in Treasury Regulation § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i)(1).

(d)           Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for a Company taxable year, each Member shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of such net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation § 1.704-2(g)(2). Such allocation shall consist first of gains recognized from the disposition of property subject to Nonrecourse Liabilities and then a pro rata portion of the Company's other items of income and gain for that year; provided, however, that gain from the disposition of Company property subject to a Member Nonrecourse Debt shall be allocated to satisfy the nonrecourse debt minimum gain chargeback pursuant to this Subsection only to the extent such gain is not allocated to satisfy the partner minimum gain chargeback requirement pursuant to the immediately following Subsection. This Subsection shall not apply to a Member to the extent (i) the Member's share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing, or other change in a debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Debt and the Member bears the economic risk of loss (within the meaning of Treasury Regulation § 1.752-2) for the newly guaranteed, refinanced, or otherwise changed liability (see Treasury Regulation § 1.704-2(f)(2)); (ii) the Member contributes capital to the Company that is used to repay the Nonrecourse Liability, and the Member's share of the net decrease in Company Minimum Gain results from such repayment (see Treasury Regulation § 1.704-2(f)(3)); (iii) the Company obtains from the Internal Revenue Service a waiver of the minimum gain chargeback requirement (see Treasury Regulation § 1.704-2(f)(4)); or (iv) permitted by revenue rulings published by the Internal Revenue Service (see Treasury Regulation § 1.704-2(f)(5)). This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulation § 1.704-2(f) and shall be interpreted consistently therewith.

COMPANY AGREEMENT	(Page 46 of 48)	APCLARK, LLC

(e)           Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Company taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Company's taxable year, determined in accordance with Treasury Regulation § 1.704-2(i)(5), shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and (5). Such allocation shall consist first of gains recognized from the disposition of property subject to Member Nonrecourse Debt, and then a pro rata portion of the Company's other items of income and gain for that year; provided, however, that (i) items of Company income and gain that are allocated to satisfy the minimum gain chargeback pursuant to the immediately preceding Subsection shall not be allocated to satisfy the partner nonrecourse debt minimum gain chargeback pursuant to this Subsection, and (ii) gain from the disposition of property subject to Nonrecourse Liabilities shall be allocated to satisfy the partner nonrecourse debt minimum gain chargeback requirement pursuant to this Subsection only to the extent not allocated to satisfy the minimum gain chargeback requirement pursuant to the immediately preceding Subsection. This Subsection shall not apply to a Member to the extent (i) the net decrease in Member Nonrecourse Debt Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a Nonrecourse Liability (in such case, the amount that would otherwise be subject to the partner nonrecourse debt minimum gain chargeback pursuant to this Subsection shall be added to the Member's share of the Company Minimum Gain) in accordance with Treasury Regulation § 1.704-2(i)(4); (ii) the Member contributes capital to the Company that is used to repay the Member Nonrecourse Debt, and the Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain results from the repayment (see Treasury Regulations §§ 1.704-2(i)(4) and 1.704-2(f)(3)); (iii) the Company obtains from the Internal Revenue Service a waiver of the partner nonrecourse debt minimum gain chargeback requirement (see Treasury Regulations §§ 1.704-2(i)(4) and 1.704-2(f)(4)); or (iv) permitted by revenue rulings published by the Internal Revenue Service (see Treasury Regulations §§ 1.704-2(i)(4) and 1.704-2(f)(5)). This Subsection is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(f)           Limitation on Losses.  No allocation of Net Loss pursuant to Section 8.1 hereof shall be made to a Member if it would cause the Member to have a deficit in such Member’s Adjusted Capital Account at the end of any Fiscal Year.  In the event that some, but not all, of the Members would have a deficit in their Adjusted Capital Accounts as a consequence of an allocation of Net Loss pursuant to Section 8.1 hereof, the limitation set forth in the preceding sentence shall be applied on a Member by Member basis so as to allocate the maximum permissible Net Loss to each Member under Section 1.704-(1)(b)(2)(ii)(d) of the Regulations.

(g)           Qualified Income Offset.  If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation §1.704-1(b)(2)(ii)(d)(4), (5) or (6), which would cause or increase a deficit in such Member’s Adjusted Capital Account if the allocations provided for in this Agreement were made as if this Subsection (g) were not part of this Agreement, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for such Fiscal Year) in an amount and manner sufficient to eliminate such Adjusted Capital Account deficit as quickly as possible.  The foregoing is intended to be a "qualified income offset" provision as described in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation.

(h)           Gross Income Allocation.  In the event any Member has a deficit in its Adjusted Capital Account at the end of any Company taxable year after all other allocations provided for in this Exhibit B have tentatively been made as if this Subsection and Subsection (g) were not in this agreement, each such Member shall be allocated items of Company gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.

COMPANY AGREEMENT	(Page 47 of 48)	APCLARK, LLC

(i)           Waiver of Minimum Gain Chargeback Provisions.  If the Board of Directors determines in good faith that (i) either of the two minimum gain chargeback provisions contained in this Exhibit would cause a distortion in the economic arrangement among the Members, (ii) it is not expected that the Company will have sufficient other items of income and gain to correct that distortion, and (iii) the Members have made Capital Contributions or received net income allocations that have restored any previous Nonrecourse Deductions or Member Nonrecourse Deductions, the Board of Directors shall have the authority, but not the obligation, after giving notice to the other Members, to request on behalf of the Company that the Internal Revenue Service waive the minimum gain chargeback or partner nonrecourse debt minimum gain chargeback requirements pursuant to Treasury Regulations §§ 1.704-2(f)(4) and 1.704-2(i)(4). The Company shall pay the expenses (including attorneys' fees) incurred to apply for the waiver. The Board of Directors shall promptly copy all Members on all correspondence to and from the Internal Revenue Service concerning the requested waiver.

(j)           Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Treasury Regulation § 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(k)           Ordering: Curative Allocations. The allocations in this Exhibit shall be made before any other allocations and in the order specified in Treasury Regulation § 1.704-2(j). The allocations in this Agreement are intended to comply with the safe-harbor economic effect requirements of Treasury Regulation § 1.704-l(b) and shall be interpreted consistently therewith. The allocations in this Exhibit shall be taken into account in allocating Net Income, Net Loss, and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such other allocations and the Regulatory Allocations under this Exhibit to each Member shall equal the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.  Notwithstanding the preceding sentence, Regulatory Allocations relating to (a) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Company Minimum Gain that would trigger the minimum gain chargeback, and (b) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Member Nonrecourse Debt Minimum Gain that would trigger the partner nonrecourse debt minimum gain chargeback.

COMPANY AGREEMENT	(Page 48 of 48)	APCLARK, LLC